Filed pursuant to Rule 424(b)(2)
SEC File No. 333-204903

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
7.50% Depositary Shares, each representing a 1/40th interest in 7.50% Non-Cumulative Preferred Stock, Series C, par value $0.01 per share	8,000,000	$25.00	$200,000,000	$20,140
7.50% Non-Cumulative Preferred Stock, Series C, par value $0.01 per share	200,000	(2)	(2)	(2)

(1)

Calculated in accordance with Rule 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3ASR, filed with the Securities and Exchange Commission on June 12, 2015 (File No. 333-204903), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act.

(2)	No registration fee is required because the registrant will not receive any separate consideration for the shares of 7.50% Non-Cumulative Preferred Stock, Series C.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 12, 2015)

7,000,000 Depositary Shares

Depositary Shares, Each Representing 1/40th of a Share of

7.50% Non-Cumulative Preferred Stock, Series C

We are offering 7,000,000 depositary shares, each of which represents a 1/40th interest in a share of our 7.50% Non-Cumulative Preferred Stock, Series C, $0.01 par value per share, $1,000 liquidation preference per share (equivalent to $25 per depositary share) (the “Series C Preferred Stock”). The depositary shares are evidenced by depository receipts. Each depositary share entitles the holder, through the depositary, to a proportional fractional interest in all rights and preferences of the Series C Preferred Stock represented thereby (including any dividend, liquidation, redemption and voting rights).

Dividends on the Series C Preferred Stock represented by the depositary shares when, as and if declared by our Board of Directors or a duly authorized committee of the Board will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on the 15th day of January, April, July and October of each year (each, a “dividend payment date”), commencing on October 15, 2016, at an annual rate of 7.50%. Distributions will be made in respect of the depositary shares if and to the extent dividends are paid on the Series C Preferred Stock.

Dividends on the Series C Preferred Stock are not cumulative. Accordingly, in the event dividends are not declared on the Series C Preferred Stock for payment on any dividend payment date, then those dividends will not accumulate and will not be payable. If we have not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for that dividend period, whether or not dividends on the Series C Preferred Stock are declared for any future dividend period.

So long as any Series C Preferred Stock remains outstanding, no dividend shall be paid or declared on our common stock or any of our other securities ranking junior to the Series C Preferred Stock (other than a dividend payable solely in common stock or in such other junior securities), unless the full dividends for the latest completed dividend period on all outstanding Series C Preferred Stock and any parity stock have been declared and paid or provided for.

The Series C Preferred Stock is not redeemable prior to July 15, 2021. On and after that date, the Series C Preferred Stock will be redeemable at our option, for cash, in whole or in part, at a redemption price of $1,000 per share of Series C Preferred Stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends on the shares of Series C Preferred Stock called for redemption for prior dividend periods, if any, plus accrued but unpaid dividends (whether or not declared) thereon for the then-current dividend period, to, but excluding, the date of redemption, without accumulation of any other undeclared dividends. See “Description of the Series C Preferred Stock—Redemption” in this prospectus supplement. The depositary shares representing the Series C Preferred Stock will be redeemed if and to the extent the related shares of Series C Preferred Stock are redeemed by us.

Neither the depositary shares nor the Series C Preferred Stock represented thereby have a stated maturity, nor will they be subject to any sinking fund or mandatory redemption. The Series C Preferred Stock will not have voting rights, except as set forth under “Description of the Series C Preferred Stock—Voting Rights” in this prospectus supplement. A holder of depositary shares representing fractional interests in the Series C Preferred Stock will be entitled to direct the depositary how to vote in such circumstances. See “Description of the Depositary Shares—Voting Rights” in this prospectus supplement.

There is currently no public market for the depositary shares or the Series C Preferred Stock represented thereby. We have applied to list the depositary shares on the NASDAQ Global Market under the symbol “NGHCN.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the depositary shares.

Investing in the depositary shares and the Series C Preferred Stock represented thereby involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about important factors you should consider before making a decision to invest in the depositary shares. The depositary shares are not expected to be rated and may be subject to the risks associated with non-investment grade securities.

	Per Share	Total
Public offering price (1)	$25.00	$175,000,000
Underwriting discounts and commissions	$0.7875	$5,512,500
Proceeds, before expenses, to National General Holdings Corp.	$24.2125	$169,487,500

(1)	Assumes no exercise of the underwriters’ over-allotment option described below.

We have granted the underwriters an option to purchase up to an additional 1,000,000 depositary shares within 30 days after the date of this prospectus supplement at the public offering price, less the underwriting discount, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the depositary shares in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about July 7, 2016.

Joint Book-Running Managers

Morgan Stanley	UBS Investment Bank	Keefe, Bruyette & Woods A Stifel Company

Co-Managers

RBC Capital Markets	JMP Securities

The date of this prospectus supplement is June 29, 2016.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC, for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not, and the underwriters are not, making an offer to sell, or soliciting an offer to buy, any of these securities in any jurisdiction where such an offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such free writing prospectus is accurate as of any date other than the respective dates of the related documents or the incorporated documents, as the case may be.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “the Company” or “NGHC” or other similar terms refer to National General Holdings Corp. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. Additionally, in this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise requires, references to “dollars” or “$” are to the lawful currency of the United States.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, from time to time, we may offer debt securities, common stock, preferred stock, depositary shares, warrants and units. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under this shelf registration statement. In this prospectus supplement, we provide you with specific information about the depositary shares that we are selling in this offering and the Series C Preferred Stock represented thereby. Both this prospectus supplement and the accompanying prospectus include, or incorporate by reference, important information about us, the securities being offered and other information you should know before making a decision to invest in the depositary shares. This prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If any specific information regarding the depositary shares or the Series C Preferred Stock represented thereby in this prospectus supplement is inconsistent with the more general description of the securities in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we file with the SEC in connection with this offering, as well as the additional information described under “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement, before making a decision to invest in the depositary shares. In particular, you should review the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein.

SUMMARY

The information below is only a summary of more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before making a decision to invest in the securities in this offering. The other information is important, so please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein, carefully. You should pay special attention to the “Risk Factors” section beginning on page S-14 of this prospectus supplement. In particular, you should review the information under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and included in our Annual Report on Form 10-K for the year ended December 31, 2015.

OUR COMPANY

Overview

We are a specialty personal lines insurance holding company. Through our subsidiaries, we provide a variety of insurance products, including personal and commercial automobile, homeowners and umbrella, supplemental health, lender-placed and other niche insurance products. We sell insurance products with a focus on underwriting profitability through a combination of our customized and predictive analytics and our technology driven low cost infrastructure.

Our automobile insurance products protect our customers against losses due to physical damage to their motor vehicles, bodily injury and liability to others for personal injury or property damage arising out of auto accidents. Our homeowners and umbrella insurance products protect our customers against losses to dwellings and contents from a variety of perils, as well as coverage for personal liability. We offer our property and casualty (“P&C”) insurance products through a network of approximately 22,000 independent agents, a number of affinity partners and through direct-response marketing programs. We have approximately 2.8 million P&C policyholders.

We added lender-placed insurance to our P&C platform in 2015 through the acquisition of QBE Investments (North America), Inc. (“QBE Parent”) and its subsidiary, QBE Holdings, Inc.’s (together with QBE Parent, “QBE”) lender-placed insurance business to offer a full suite of lender-placed insurance products, including fire, home and flood products, as well as collateral protection insurance and guaranteed asset protection products for automobiles, to our customers.

We launched our accident and health (“A&H”) business in 2012 to provide accident and non-major medical health insurance products targeting our existing P&C policyholders and the anticipated emerging market of employed persons who are uninsured or underinsured. In 2015, we acquired certain business lines from Assurant Health, including small group self-funded and supplemental product lines. We market our and other carriers’ A&H insurance products through a multi-pronged distribution platform that includes a network of over 19,800 independent agents, direct-to-consumer marketing, wholesaling and worksite marketing.

We are licensed to operate in 50 states and the District of Columbia, but focus on underserved niche markets. Approximately 84% of our P&C premium written is originated in twelve core states: New York, North Carolina, California, Florida, Louisiana, Michigan, Texas, New Jersey, Virginia, Washington, Connecticut and Massachusetts. For the years ended December 31, 2015, 2014 and 2013, our gross premium written was $2,590 million, $2,135 million and $1,339 million, net premium written was $2,186 million, $1,870 million and $679 million and total consolidated revenues were $2,511 million, $1,862 million and $932 million, respectively.

Our company (formerly known as American Capital Acquisition Corporation) was formed in 2009 to acquire the private passenger auto business of the U.S. consumer property and casualty insurance segment of General Motors Acceptance Corporation (now known as Ally Financial), which operations date back to 1939. We acquired this business on March 1, 2010.

Our wholly owned subsidiaries include fifteen regulated domestic insurance companies, of which fourteen write primarily P&C insurance and one writes solely A&H insurance. Our insurance subsidiaries have been assigned an “A-” (Excellent) group rating by A.M. Best Company, Inc.

Business Segments

We are a specialty national carrier with regional focuses. We manage our business through two segments:

•	Property and Casualty (“P&C”)—Our P&C segment operates its business through two primary distribution channels: agency and affinity. Our agency channel focuses primarily on writing standard, preferred and nonstandard auto coverage and homeowners and umbrella coverage through our network of approximately 22,000 independent agents. In our affinity channel, we partner with a number of affinity groups and membership organizations to deliver insurance products tailored to the needs of our affinity partners’ members or customers under our affinity partners’ brand name or label, which we refer to as selling on a “white label” basis. A primary focus of a number of our affinity relationships is providing recreational vehicle coverage, of which we believe we are one of the top writers in the U.S. In addition, we operate our lender-placed services through long-term distribution agreements with certain mortgage lenders.

•	Accident and Health (“A&H”)—Our A&H segment was formed in 2012 to provide accident and non-major medical health insurance products targeting our existing insureds and the anticipated emerging market of uninsured or underinsured employees. Through a number of recent acquisitions of both carriers and general agencies, including VelaPoint, LLC, our call center general agency, National Health Insurance Company, a life and health insurance carrier established in 1979, Euro Accident Health & Care Insurance Aktiebolag (“EHC”), our European group life and health insurance managing general agent, Healthcare Solutions Team, LLC, a healthcare insurance managing general agency, and North Star Marketing, a proprietary small group sales channel, we have assembled a multi-pronged distribution platform that includes direct-to-consumer marketing through our call center agency, selling through independent agents, wholesaling insurance products through large general agencies/program managers and, through our affinity relationships, worksite marketing through employers.

Additional financial information regarding our segments and additional information regarding the products we sell and the distribution channels through which we sell them is presented in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each of which is incorporated by reference herein. See “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

Recent Developments

On June 24, 2016, we entered into a merger agreement with Elara Holdings, Inc. (the “Acquired Company”), the parent company of Direct General Corporation, a Tennessee based P&C insurance company that predominantly writes non-standard auto business in the Southeastern United States. Pursuant to the merger agreement, subject to the satisfaction or waiver of the conditions set forth therein, we agreed to purchase all of the issued and outstanding shares of capital stock of the Acquired Company with the Acquired Company continuing as the surviving corporation and wholly-owned subsidiary of NGHC (the “Transaction”).

At the closing of the Transaction, we will pay aggregate consideration in an amount currently estimated to be approximately $165 million, subject to customary post-closing adjustments.

The Transaction is subject to approval of governmental authorities and other customary closing conditions. The Transaction is expected to close in the fourth quarter of 2016.

The merger agreement contains standard representations and warranties related to each party, and may be terminated prior to the closing under certain circumstances, including by (i) written agreement of us and the Acquired Company; (ii) us or the Acquired Company, if the transaction is enjoined or prohibited by governmental authorities; (iii) either us or the Acquired Company, if the closing shall not have occurred within twelve months following signing; or (iv) a non-breaching party if there has been a material breach of certain warranties or covenants made by a breaching party that would prevent a closing condition from being satisfied and such breach is not cured within a specified period.

CORPORATE AND OTHER INFORMATION

Our principal executive offices are located at 59 Maiden Lane, 38th Floor, New York, New York 10038, and our telephone number at that location is (212) 380-9500.

Our website address is http://www.nationalgeneral.com. Our internet website and the information contained therein or connected thereto are not intended to be incorporated by reference into this prospectus supplement and the accompanying prospectus.

This prospectus supplement refers to brand names, trademarks, service marks and trade names of us and other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective holders.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series C Preferred Stock and the depositary shares representing the Series C Preferred Stock, see “Description of the Series C Preferred Stock” and “Description of the Depositary Shares” in this prospectus supplement and “Description of Preferred Stock” and “Description of Depositary Shares” in the accompanying prospectus.

Issuer	National General Holdings Corp. (“NGHC”)

Securities offered	7,000,000 depositary shares (or 8,000,000 depositary shares if the underwriters exercise their over-allotment option in full), each representing a 1/40th interest in a share of 7.50% Non-Cumulative Preferred Stock, Series C (the “Series C Preferred Stock”), $0.01 par value per share, with a liquidation preference of $1,000 per share (equivalent to $25 per depositary share), of NGHC. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of the Series C Preferred Stock represented by such depositary share, to all the rights and preferences of the Series C Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We may from time to time elect to issue additional depositary shares representing Series C Preferred Stock, and all the additional depositary shares would be deemed to form a single series with the depositary shares offered hereby.

Dividends	Dividends on the Series C Preferred Stock, when, as and if declared by the Board of Directors of NGHC or a duly authorized committee of the Board, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on each dividend payment date, at an annual rate of 7.50%. Dividends on the Series C Preferred Stock will accrue from the original issue date or the most recent dividend payment date. Dividends on the Series C Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Any dividends declared or payable on the Series C Preferred Stock will be distributed to holders of depositary shares in the manner described under “Description of the Depositary Shares—Dividends and Other Distributions” in this prospectus supplement.

Dividends on the Series C Preferred Stock are not cumulative. Accordingly, in the event dividends are not declared on the Series C Preferred Stock for payment on any dividend payment date, then such dividends will not accumulate and will not be payable. If our Board of Directors or a duly authorized committee of the Board has not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for such dividend period after the dividend payment date for that dividend period, whether or not dividends on the Series C Preferred Stock are declared for any future dividend period.

During any dividend period, so long as any Series C Preferred Stock remains outstanding, unless the full dividends for the latest completed dividend period on all outstanding shares of Series C Preferred Stock have been declared and paid:

• no dividend shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in junior stock;

•       no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, (2) through the use of the proceeds of a substantially contemporaneous sale of junior stock or (3) in connection with grants or settlements of grants (including any “cashless exercise” or “net share settlement”) pursuant to any equity compensation plan adopted by us) nor shall any monies be paid to or made available for a sinking fund for the redemption of such stock; and

•       no shares of Series C Preferred Stock or parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such parity stock except by conversion into or exchange for junior stock.

For any dividend period in which dividends are not paid in full upon the Series C Preferred Stock and any parity stock, all dividends declared for such dividend period with respect to the Series C Preferred Stock and such parity stock shall be declared on a pro rata basis based on the liquidation preference thereof. See “Description of the Series C Preferred Stock—

Dividends” and “Description of the Depositary Shares—Dividends and Other Distributions” in this prospectus supplement.

Dividend Payment Dates	To the extent declared, dividends on the Series C Preferred Stock will be payable on the 15th day of January, April, July and October of each year, commencing on October 15, 2016. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date.

Dividend Periods	A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series C Preferred Stock and will end on and exclude the October 15, 2016 dividend payment date. Assuming an initial issue date of July 7, 2016, the dividend for the initial dividend period will be approximately $20.41680 per share of Series C Preferred Stock (equivalent to $0.51042 per depositary share).

Redemption	On and after July 15, 2021, the Series C Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends on the shares of Series C Preferred Stock called for redemption for prior dividend periods, if any, plus accrued but unpaid dividends (whether or not declared) thereon for the then-current dividend period, to, but excluding, the date of redemption, without accumulation of any other undeclared dividends. The depositary shares representing the Series C Preferred Stock will be redeemed if and to the extent that the related shares of Series C Preferred Stock are redeemed by us.

Our ability to redeem the Series C Preferred Stock as described above may be limited by the terms of our agreements governing our existing and future indebtedness and by the provisions of other existing and future agreements. The Series C Preferred Stock will not be subject to any sinking fund or other obligation of ours to redeem, purchase or retire the Series C Preferred Stock. See “Description of the Series C Preferred Stock—Redemption” and “Description of the Depositary Shares—Redemption” in this prospectus supplement.

Ranking	The Series C Preferred Stock:

•       will rank senior to our common stock and any other junior stock with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up. Junior stock includes our common stock and any other class or series of our capital stock that ranks junior to the Series C Preferred Stock either as to the payment of dividends or as to the distribution of assets upon our liquidation, dissolution or winding-up;

•       will rank at least equally with each other class or series of our capital stock ranking on parity with the Series C Preferred Stock, which we refer to as parity stock, as to dividends and distributions upon our liquidation, dissolution or winding-up. Parity stock includes our previously issued 7.50% Non-Cumulative Preferred Stock, Series A, $0.01 par value per share, $25 liquidation preference per share (the “Series A Preferred Stock”) and our previously issued 7.50% Non-Cumulative Preferred Stock, Series B, $0.01 par value per share, $1,000 liquidation preference per share (the “Series B Preferred Stock”); and

•       will rank junior to each other class or series of our capital stock that by its terms ranks senior to the Series C Preferred Stock as to dividends and distributions upon our liquidation or dissolution or winding-up.

As of the date of this prospectus supplement, we do not have any outstanding shares or series of our capital stock that ranks equally with or senior to the Series C Preferred Stock with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up, other than our Series A Preferred Stock and our Series B Preferred Stock. As of the date hereof, we have 2,200,000 shares of Series A Preferred Stock outstanding having an aggregate liquidation preference of $55,000,000 and 165,000 shares of Series B Preferred Stock outstanding having an aggregate liquidation preference of $165,000,000.

Liquidation Rights	Upon any voluntary or involuntary liquidation, dissolution or winding-up of NGHC, holders of shares of the Series C Preferred Stock and, in turn, the depositary shares are entitled to receive out of our assets available for distribution to stockholders, before any distribution is made to holders of common stock or other junior stock, a liquidating distribution in the amount of the liquidation preference of $1,000 per share of such Series C Preferred Stock (equivalent to $25 per depositary share) plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Series C Preferred Stock and any parity stock and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors. Any distributions paid on the Series C Preferred Stock will be distributed to holders of depositary shares in the manner described under “Description of the Depositary Shares—Dividends and Other Distributions” in this prospectus supplement. See “Description of the Series C Preferred Stock—Liquidation Rights” and “Description of the Depositary Shares—Dividends and Other Distributions” in this prospectus supplement.

Voting Rights	The holders of the Series C Preferred Stock and, in turn, the depositary shares will not have any voting rights, except under limited circumstances, including with respect to certain fundamental changes in the terms of the Series C Preferred Stock represented by the depositary shares, in the case of certain dividend arrearages and except as specifically required by Delaware law. See “Description of the Series C Preferred Stock—Voting Rights” and “Description of the Depositary Shares—Voting Rights” in this prospectus supplement.

Maturity	Neither the depositary shares nor the Series C Preferred Stock represented thereby have any maturity date, and we are not required to redeem the depositary shares or the Series C Preferred Stock represented thereby. Holders of the depositary shares will have no right to have the Series C Preferred Stock redeemed. Accordingly, the shares of Series C Preferred Stock and, in turn, the depositary shares will remain outstanding indefinitely, unless and until we decide to redeem them.

Preemptive Rights	Holders of the Series C Preferred Stock and, in turn, the depositary shares will have no preemptive rights.

Listing	We have applied to list the depositary shares representing the Series C Preferred Stock on the NASDAQ Global Market under the symbol “NGHCN.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the depositary shares. We do not intend to list the Series C Preferred Stock on any exchange or expect that there will be any separate public trading market for the shares of the Series C Preferred Stock except as represented by the depositary shares.

Tax Consequences	For discussion of the tax consequences relating to depositary shares and the Series C Preferred Stock represented thereby, see “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds to us from the sale of the depositary shares issued in this offering will be approximately $169,312,500 (or $193,525,000 if the underwriters exercise their over-allotment option in full) after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes, including strategic acquisitions and to support our current and future policy writings. See “Use of Proceeds” in this prospectus supplement.

Transfer Agent and Depositary	American Stock Transfer & Trust Company, LLC.

Risk Factors	See “Risk Factors” in this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein, for the risks you should consider carefully before deciding to invest in depositary shares representing the Series C Preferred Stock.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth our selected historical consolidated financial and operating information for the periods ended and as of the dates indicated, which, except for the three months ended March 31, 2016 and 2015, is derived from our audited consolidated financial statements and the notes thereto. Our consolidated balance sheet data as of March 31, 2016 and our consolidated statements of operations data for the three months ended March 31, 2016 and 2015 are derived from our unaudited condensed consolidated financial statements. In the opinion of our management, our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the financial information. Operating results for the three months ended March 31, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, which appear in Part II, Items 7 and 8, respectively, of our Annual Report on Form 10-K for the year ended December 31, 2015 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and related notes, which appear in Part I, Items 2 and 1, respectively, of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each of which is incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section entitled “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Amounts in Thousands)
Selected Income Statement Data(1)
Gross premium written	$816,194	$643,455	$2,589,748	$2,135,107	$1,338,755	$1,351,925	$1,178,891
Ceded premiums(2)	(71,607)	(113,430)	(403,502)	(265,083)	(659,439)	(719,431)	(640,655)

Net premium written	$744,587	$530,025	$2,186,246	$1,870,024	$679,316	$632,494	$538,236
Change in unearned premium	(89,667)	(50,860)	(56,436)	(236,804)	8,750	(58,242)	(40,026)

Net earned premium	$654,920	$479,165	$2,129,810	$1,633,220	$688,066	$574,252	$498,210
Ceding commission income	(1,895)	5,080	43,790	12,430	87,100	89,360	77,475
Service and fee income	96,944	54,870	273,548	168,571	127,541	93,739	66,116
Net investment income	21,670	16,148	75,340	52,426	30,808	30,550	28,355
Net realized gain (loss) on investments	3,617	1,187	(10,307)	(2,892)	(1,669)	16,612	4,775
Bargain purchase gain and other revenue (expense)	701	1,245	(788)	(1,660)	16	3,728	—

Total revenues	$775,957	$557,695	$2,511,393	$1,862,095	$931,862	$808,241	$674,931
Loss and loss adjustment expense	409,050	306,686	1,381,641	1,053,065	462,124	402,686	340,152
Acquisition costs and other underwriting expenses(3)	112,899	89,885	405,930	315,089	134,887	110,771	75,191
General and administrative expenses(4)	176,627	105,687	530,347	348,762	280,552	246,644	208,939
Interest expense	9,141	9,080	28,885	17,736	2,042	1,787	1,994

Total expenses	$707,717	$511,338	$2,346,803	$1,734,652	$879,605	$761,888	$626,276

Income before provision for income taxes and equity in earnings (losses) of unconsolidated subsidiaries	$68,240	$46,357	$164,590	$127,443	$52,257	$46,353	$48,655
Provision for income taxes	18,083	8,387	18,956	23,876	11,140	12,309	28,301

Income before equity in earnings (losses) of unconsolidated subsidiaries	$50,157	$37,970	$145,634	$103,567	$41,117	$34,044	$20,354
Equity in earnings (losses) of unconsolidated subsidiaries	6,682	4,958	10,643	1,180	1,274	(1,338)	23,760

Net income	$56,839	$42,928	$156,277	$104,747	$42,391	$32,706	$44,114
Less: Net loss (income) attributable to non-controlling interest	(12)	(160)	(14,025)	(2,504)	(82)	—	(14)

Net income attributable to National General Holdings Corp.	$56,827	$42,768	$142,252	$102,243	$42,309	$32,706	$44,100

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Amounts in Thousands)
Dividends on preferred stock	$(4,125)	$(1,031)	$(14,025)	$(2,291)	$(2,158)	$(4,674)	$(4,328)

Net income attributable to National General Holdings Corp. common stockholders	$52,702	$41,737	$128,227	$99,952	$40,151	$28,032	$39,772

Per Share Data
Basic Income Per Share:
Basic earnings per share(5)	$0.50	$0.45	$1.31	$1.09	$0.62	$0.62	$0.87

Weighted average shares outstanding-basic	105,598	93,454	98,242	91,499	65,018	45,555	45,555
Diluted Income Per Share:
Diluted earnings per share	$0.49	$0.43	$1.27	$1.07	$0.59	$0.56	$0.75

Weighted average shares outstanding-diluted	108,267	96,088	100,724	93,515	71,802	58,287	58,469
Dividend declared per common share	$0.03	$0.02	$0.09	$0.05	$0.01	$—	$—

Selected Insurance Ratios and Operating Information
Net loss ratio(6)	62.5%	64.0%	64.9%	64.5%	67.2%	70.1%	68.3%
Net operating expense ratio (non-GAAP)(7)(8)	29.7%	28.3%	29.1%	29.6%	29.2%	30.4%	28.2%
Net combined ratio (non-GAAP)(7)(9)	92.2%	92.3%	94.0%	94.1%	96.4%	100.5%	96.5%
Return on common equity(10)	4.3%	4.2%	12.4%	12.4%	8.5%	9.8%	15.6%

	As of March 31,	As of December 31,
	2016	2015	2014	2013	2012	2011
		(Amounts in Thousands)
Selected Balance Sheet Data
Investments	$2,738,662	$2,667,710	$1,866,105	$1,042,884	$951,928	$949,733
Cash and cash equivalents	$274,749	$282,277	$132,615	$73,823	$39,937	$11,695
Premiums and other receivables, net	$886,417	$758,633	$647,443	$449,252	$450,140	$387,558
Reinsurance recoverable on unpaid losses	$837,886	$833,176	$911,798	$950,828	$991,447	$920,719
Goodwill and Intangibles assets, net	$490,657	$461,312	$319,601	$156,915	$112,935	$77,433
Total assets	$5,784,241	$5,563,392	$4,324,716	$2,837,515	$2,713,323	$2,524,891
Unpaid loss and loss adjustment expense reserves	$1,783,533	$1,755,624	$1,562,153	$1,259,241	$1,286,533	$1,218,412
Unearned premiums	$1,288,024	$1,192,499	$864,436	$476,232	$488,598	$449,598
Deferred tax liability	$7,043	$12,247	$67,535	$24,476	$34,393	$17,262
Notes payable	$446,244	$491,537	$299,082	$81,142	$70,114	$85,550
Common stock and Additional paid-in capital	$904,990	$901,170	$691,670	$437,803	$158,470	$159,940
Preferred stock	$220,000	$220,000	$55,000	$—	$53,054	$53,054
Total stockholders’ equity	$1,606,099	$1,536,640	$1,073,450	$642,867	$413,042	$361,596

(1)	Results for a number of periods were affected by our various acquisitions from 2011 to December 31, 2015.
(2)	Premiums ceded to related parties were $408,000 and $348,000, for the three months ended March 31, 2016 and March 31, 2015, $1.6 million, $44.9 million, $501.1 million, $561.4 million and $491.7 million, for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively.
(3)	Acquisition costs and other underwriting expenses consist of policy acquisition and marketing expenses, salaries and benefits expenses. Policy acquisition expenses comprise commissions directly attributable to those agents, wholesalers or brokers that produce premiums written on our behalf and promotional fees directly attributable to our affinity relationships. Acquisition costs also include costs that are related to the successful acquisition of new or renewal insurance contracts including comprehensive loss underwriting exchange reports, motor vehicle reports, credit score checks, and policy issuance costs.
(4)	General and administrative expenses is composed of all other operating expenses, including various departmental salaries and benefits expenses for employees that are directly involved in the maintenance of policies, information systems, and accounting for insurance transactions, and other insurance expenses such as federal excise tax, postage, telephones and Internet access charges, as well as legal and auditing fees and board and bureau charges. In addition, general and administrative expenses include those charges that are related to the amortization of tangible and intangible assets and non-insurance activities in which we engage.
(5)	No effect is given to the dilutive effect of outstanding stock options or restricted stock units during the relevant period.
(6)	Net loss ratio is calculated by dividing the loss and loss adjustment expense by net premiums earned.

(7)	Net operating expense ratio and net combined ratio are considered non-GAAP financial measures under applicable SEC rules because a component of those ratios, net operating expense, is calculated by offsetting acquisition and other underwriting costs and general and administrative expense by ceding commission income and service and fee income. Management uses net operating expense ratio (non-GAAP) and net combined ratio (non-GAAP) to evaluate financial performance against historical results and establish targets on a consolidated basis. Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management. For a reconciliation showing the total amounts by which acquisition and other underwriting costs and general and administrative expense were offset by ceding commission income and service and fee income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Results of Operations—Consolidated Results of Operations,” which appears in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2015 and “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Results of Operations—Consolidated Results of Operations,” which appears in Part 1, Item 2 in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each of which is incorporated by reference herein.
(8)	Net operating expense ratio (non-GAAP) is calculated by dividing the net operating expense by net earned premium. Net operating expense consists of the sum of acquisition costs and other underwriting expenses and general and administrative expenses less ceding commission income and service and fee income.
(9)	Net combined ratio (non-GAAP) is calculated by adding net loss ratio and net operating expense ratio (non-GAAP) together.
(10)	Return on common equity is calculated by dividing net income attributable to us (excluding reciprocal exchanges) by the average stockholders’ equity for the period.

RISK FACTORS

An investment in the depositary shares representing the Series C Preferred Stock involves risks. You should carefully consider the following material risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the depositary shares representing the Series C Preferred Stock, including the factors listed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The trading price of the depositary shares representing the Series C Preferred Stock could decline due to any of these risks, and you may lose all or part of your investment.

You are making an investment decision with regard to the depositary shares as well as the Series C Preferred Stock.

We are issuing fractional interests in shares of Series C Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely on the dividends and other distributions it receives on the Series C Preferred Stock to fund all payments on the depositary shares represented thereby. You should carefully review the information describing both of these securities under the sections entitled “Description of Preferred Stock” and “Description of Depositary Shares” in the accompanying prospectus, and “Description of the Series C Preferred Stock” and “Description of the Depositary Shares” in this prospectus supplement.

Our holding company structure and certain regulatory and other constraints, including adverse business performance, could affect our ability to satisfy our obligations and to pay dividends on the Series C Preferred Stock represented by the depositary shares.

We are a holding company and conduct our business operations through our various subsidiaries. Our principal sources of funds are dividends and other payments from our insurance subsidiaries, income from our investment portfolio and funds that may be raised from time to time in the capital markets. We will be largely dependent on amounts from our insurance subsidiaries to pay principal and interest on any indebtedness that we may incur, to pay holding company operating expenses, to make capital investments in our other subsidiaries and to pay dividends on our capital stock, including the Series C Preferred Stock represented by the depositary shares. In addition, the terms of our senior notes and our credit facility contain covenants that limit our ability to pay cash dividends to our stockholders under certain circumstances. See “—The covenants applicable to our senior notes and our credit facility limit our financial and operational flexibility, which could have an adverse effect on our financial condition.”

Our insurance subsidiaries are subject to statutory and regulatory restrictions imposed on insurance companies by their states of domicile, which limit the amount of cash dividends or distributions that they may pay to us unless special permission is received from the insurance regulator of the relevant domiciliary state. In general, the maximum amount of dividends that the insurance subsidiaries may pay in any 12-month period without regulatory approval is the greater of adjusted statutory net income or 10% of statutory policyholders’ surplus as of the preceding calendar year end. Adjusted statutory net income is generally defined for this purpose to be statutory net income, net of realized capital gains, for the calendar year preceding the date of the dividend. In addition, other states may limit or restrict our insurance subsidiaries’ ability to pay stockholder dividends generally or as a condition to issuance of a certificate of authority. The aggregate amount of ordinary dividends that could be paid by our insurance subsidiaries without prior approval by the various domiciliary states of our insurance subsidiaries was approximately $388.4 million and $360.1 million as of March 31, 2016 and December 31, 2015, respectively, taking into account dividends paid in the prior twelve month period.

The covenants applicable to our senior notes and our credit facility limit our financial and operational flexibility, which could have an adverse effect on our financial condition.

Our credit facility and the indenture governing our senior notes contain covenants that limit our ability, among other things, to borrow money, sell stock in our significant subsidiaries, merge or consolidate and pledge assets. These covenants could restrict our ability to achieve our business objectives, and therefore, could have an adverse effect on our financial condition and business. If we fail to comply with these covenants, the lender under our credit facility and/or holders of our senior notes could declare an event of default and accelerate the payment of the principal amount of the senior notes which could have a material adverse effect on our liquidity and financial condition.

The Series C Preferred Stock represented by the depositary shares are perpetual equity interests and are subordinate to our and our subsidiaries’ existing and future indebtedness and other liabilities.

The Series C Preferred Stock represented by the depositary shares are perpetual equity interests and do not constitute indebtedness. As such, the Series C Preferred Stock (and, in turn, the depositary shares) will rank junior to all of our and our subsidiaries’ indebtedness and other liabilities (and any capital stock ranking senior to the Series C Preferred Stock we may issue in the future) with respect to assets available to satisfy our claims, including in our liquidation, dissolution or winding up. As of March 31, 2016, our total consolidated debt was $446.2 million and our total consolidated liabilities were approximately $4.2 billion. We may incur additional debt and liabilities in the future.

The Series C Preferred Stock will rank equal in right of payment with the Series A Preferred Stock, the Series B Preferred Stock and any other series of parity stock that we may issue with respect to dividends and distributions upon our liquidation, dissolution or winding up. We may issue additional parity stock without the consent or approval of the holders of the Series C Preferred Stock, the Series A Preferred Stock or the Series B Preferred Stock. Our issuance of additional parity stock may reduce the amount available for dividends and the amount recoverable by the holders of Series C Preferred Stock (and, in turn, the holders of the depositary shares) in the event of our liquidation, dissolution or winding up.

Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock such as the Series C Preferred Stock, dividends are payable only if declared by our Board of Directors (or a duly authorized committee of the Board), and we are not obligated to redeem the Series C Preferred Stock or otherwise make any payments on the liquidation preference of the Series C Preferred Stock. As a result, holders of the depositary shares representing the Series C Preferred Stock may be required to bear the financial risks of an investment in the depositary shares for an indefinite period of time.

We cannot assure you that quarterly dividends on, or any other payments in respect of, the Series C Preferred Shares and, in turn, the depositary shares will be made timely or at all.

We cannot assure you that we will be able to pay quarterly dividends on the Series C Preferred Stock or to redeem the Series C Preferred Stock, if we wanted to do so. Quarterly dividends on the Series C Preferred Stock are non-cumulative and will be paid only from our funds legally available for such purpose when, as and if declared by our Board of Directors (or duly authorized committee of the Board). You should be aware that certain factors may influence our decision, or adversely affect our ability, to pay dividends on, or make other payments in respect of, the Series C Preferred Stock, including, among other things:

•	the amount of our available cash or other liquid assets, including the impact of any liquidity shortfalls caused by the restrictions on the ability of our subsidiaries to generate and transfer cash to us (see “—Our holding company structure and certain regulatory and other constraints, including adverse business performance, could affect our ability to satisfy our obligations and to pay dividends on the Series C Preferred Stock represented by the depositary shares”);

•	any of the events described or incorporated by reference in this prospectus that impact our future financial position or performance;

•	our ability to service and refinance our current and future indebtedness;

•	changes in our cash requirements to fund capital expenditures, acquisitions or other operational or strategic initiatives;

•	our ability to borrow or raise additional capital to satisfy our capital needs;

•	restrictions imposed by our existing, or any future, credit facilities, debt securities or other obligations, including restricted payment covenants and financial maintenance covenants that could limit our ability to make payments to holders of the Series C Preferred Stock; and

•	limitations on cash payments to shareholders under Delaware law, including limitations that require dividend payments be made out of surplus or, subject to certain limitations, out of net profits for the then-current or preceding year in the event there is no surplus.

Based on its evaluation of these and other relevant factors, our Board of Directors may, in its sole discretion, decide not to declare a dividend on the Series C Preferred Stock for any quarterly period for any reason, regardless of whether we have funds legally available for such purpose.

If our Board of Directors (or a duly authorized committee of the Board) does not authorize and declare a dividend for any dividend period with respect to the Series C Preferred Stock, holders of the Series C Preferred Stock and, in turn, the depositary shares would not be entitled to receive any such dividend, and such unpaid dividend will not accumulate and will never be payable. We will have no obligation to pay dividends for a dividend period on or after the dividend payment date for such period if our Board of Directors (or a duly authorized committee of the Board) has not declared such dividend before the related dividend payment date. If dividends on the Series C Preferred Stock are authorized and declared with respect to any subsequent dividend period, we will be free to pay dividends on any other series of preferred stock and/or our common shares.

Distributions on the depositary shares representing the Series C Preferred Stock are subject to distributions on the Series C Preferred Stock.

As described in this prospectus supplement, the depositary shares offered hereby are comprised of fractional interests in shares of the Series C Preferred Stock. The depositary will rely solely on the dividend payments and other distributions on the Series C Preferred Stock it receives from us to fund all payments on the depositary shares represented thereby. Dividends on the Series C Preferred Stock will be non-cumulative and payable only when, as and if declared by our Board of Directors. If our Board of Directors does not declare a dividend on the Series C Preferred Stock for any period, holders of the depositary shares representing the Series C Preferred Stock will have no right to receive a dividend for that period.

You may be unable to sell your depositary shares representing the Series C Preferred Stock if an active trading market does not develop.

The Series C Preferred Stock and the depositary shares representing the Series C Preferred Stock are new issues of securities with no established trading market. We have applied to have the depositary shares approved for listing on the NASDAQ Global Market; however, we cannot assure you that the depositary shares will be approved for listing. Even if the depositary shares are approved for listing, there may be little or no secondary market for the depositary shares. Further, even if a secondary market for the depositary shares develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and ask prices in any secondary market could be substantial. We do not expect that there will be any separate public trading market for the shares of the Series C Preferred Stock except as represented by the depositary shares.

Our revenues and results of operations may fluctuate significantly as a result of factors beyond our control, which may cause volatility in the market price for the depositary shares representing the Series C Preferred Stock.

Our performance, as well as the risks discussed herein or incorporated by reference, government or regulatory action, tax laws, interest rates and general market conditions could have a significant impact on the future market price of the depositary shares representing the Series C Preferred Stock. The market price for the depositary shares may be subject to low volume and may be highly volatile and you may not be able to resell your depositary shares at or above the price you paid to purchase the depositary shares or at all. Some of the factors that could negatively affect the market price of the depositary shares or result in fluctuations in the price of the depositary shares include:

•	our operating results in any future quarter not meeting or being anticipated not to meet the expectations of market analysts or investors;

•	reductions in our earnings estimates by us or market analysts;

•	publication of negative research or other unfavorable publicity or speculation in the press or investment community about our company, related companies or the insurance industry in general;

•	rising level of claims costs, changes in the frequency or severity of claims or new types of claims and new or changing judicial interpretations relating to the scope of insurance company liability;

•	the financial stability of our third-party reinsurers, changes in the level of reinsurance capacity, termination of reinsurance arrangements and changes in our capital capacity;

•	whether dividends have been declared and are likely to be declared on the Series C Preferred Stock from time to time;

•	increases in interest rates causing investors to demand a higher yield or return on investment than an investment in the depositary shares representing the Series C Preferred Stock may be projected to provide;

•	changes in market valuations of other insurance companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	fluctuations in interest rates or inflationary pressures and other changes in the investment environment that affect returns on invested assets;

•	additions or departures of key personnel;

•	reaction to the sale or purchase of company stock by our principal stockholders or our executive officers;

•	changes in the economic or regulatory environment in the markets in which we operate;

•	changes in tax law;

•	the market for similar securities;

•	economic, financial, geopolitical, regulatory or judicial events that affect us and/or the insurance or financial markets generally; and

•	general market, economic and political conditions.

If you purchase depositary shares representing the Series C Preferred Stock, the depositary shares may subsequently trade at a discount to the price that you paid for them.

The voting rights of holders of the Series C Preferred Stock are limited, which, in turn, means the voting rights of the holders of depositary shares representing the Series C Preferred Stock are limited.

Holders of the Series C Preferred Stock and, in turn, the holders of the depositary shares representing the Series C Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders. The limited voting rights of such holders include the right to vote as a class on certain matters that affect the preferences or rights of the Series C Preferred Stock represented by the depositary shares, as described under “Description of the Series C Preferred Stock—Voting Rights” and “Description of the Depositary Shares—Voting Rights” in this prospectus supplement. In addition, if dividends on the Series C Preferred Stock have not been declared or paid for the equivalent of six dividend periods, whether or not for consecutive dividend periods, holders of the outstanding Series C Preferred Stock and, in turn, the holders of the depositary shares, voting together as a single class with holders of the Series A Preferred Stock, the Series B Preferred Stock and any and all other series of voting preferred stock then outstanding and upon which like voting rights have been conferred, will be entitled to vote for the election of two additional directors to our Board of Directors subject to the terms and to the limited extent described under “Description of the Series C Preferred Stock—Voting Rights” and “Description of the Depositary Shares—Voting Rights” in this prospectus supplement.

There are no voting rights for the holders of the depositary shares representing the Series C Preferred Stock with respect to our issuance of securities that rank equally with the Series C Preferred Stock.

Each of the Series A Preferred Stock and the Series B Preferred Stock ranks equally in right of payment with the Series C Preferred Stock with respect to dividends and distributions upon our liquidation, dissolution or winding up. We may issue additional securities that rank equally in right of payment with the Series C Preferred Stock without the vote of the holders of Series C Preferred Stock represented by depositary shares. See “Description of the Series C Preferred Stock—Voting Rights” and “Description of the Depositary Shares—Voting Rights” in this prospectus supplement. The issuance of securities ranking equally in right of payment with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock may reduce the amount available for dividends and the amount recoverable by holders of the depositary shares representing the Series C Preferred Stock in the event of our liquidation, dissolution or winding-up.

We are able to redeem the Series C Preferred Stock beginning July 15, 2021 but are under no obligation to do so. If the shares of Series C Preferred Stock are redeemed, you may not be able to reinvest the redemption proceeds in a comparable security at a similar return on investment.

On and after July 15, 2021, we may redeem the Series C Preferred Stock. Whenever we redeem shares of Series C Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series C Preferred Stock so redeemed. See “Description of the Series C Preferred Stock—Redemption” and “Description of the Depositary Shares—Redemption” in this prospectus supplement. We have no obligation to redeem or repurchase the Series C Preferred Stock under any circumstances. If the shares of Series C Preferred Stock are redeemed at a time when prevailing interest rates or preferred stock dividend rates are lower than the dividend rate applicable to the Series C Preferred Stock, you may not be able to reinvest the redemption proceeds in an investment with a comparable rate of return.

The depositary shares representing the Series C Preferred Stock are expected to be rated below investment grade by A.M. Best.

We have selected A.M. Best to rate the depositary shares representing the Series C Preferred Stock and currently expect that the rating of the depositary shares will be below investment grade, which could adversely impact the market price of the depositary shares. Below investment-grade securities are subject to a higher risk of price volatility than similar, higher-rated securities. Furthermore, increases in leverage or deteriorating outlooks for an issuer, or volatile markets, could lead to continued significant deterioration in market prices of below-investment grade rated securities.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the depositary shares representing the Series C Preferred Stock. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the depositary shares representing the Series C Preferred Stock may not reflect all risks related to us and our business, or the structure or market value of the depositary shares representing the Series C Preferred Stock.

A classification of the depositary shares or the Series C Preferred Stock represented thereby by the National Association of Insurance Commissioners (the “NAIC”) may impact U.S. insurance companies that purchase depositary shares representing the Series C Preferred Stock.

The NAIC may from time to time, in its discretion, classify securities in insurers’ portfolios as either debt, preferred equity or common equity instruments. The NAIC’s written guidelines for classifying securities as debt, preferred equity or common equity include subjective factors that require the relevant NAIC examiner to exercise substantial judgment in making a classification. There is therefore a risk that the depositary shares or the Series C Preferred Stock represented thereby may be classified by the NAIC as common equity instead of preferred equity. The NAIC classification determines the amount of risk based capital (“RBC”) charges that must be incurred by insurance companies in connection with an investment in a security. Securities classified as common equity by the NAIC carry RBC charges that can be significantly higher than the RBC requirement for debt or preferred equity. Therefore, any classification of the depositary shares or the Series C Preferred Stock represented thereby as common equity may adversely affect U.S. insurance companies that hold depositary shares representing the Series C Preferred Stock. In addition, a determination by the NAIC to classify the depositary shares or the Series C Preferred Stock represented thereby as common equity may adversely impact the trading of the depositary shares in the secondary market.

Our principal stockholders have the ability to control our business, which may be disadvantageous to other stockholders.

Leah Karfunkel, the wife of our founder, the late Michael Karfunkel and the trustee of the Karfunkel Trust, and AmTrust Financial Services, Inc. (“AmTrust”), collectively, beneficially own or control approximately 54.7% of our outstanding shares of common stock. As a result, these holders have the ability to control all matters requiring approval by our stockholders, including the election and removal of directors, amendments to our certificate of incorporation (other than changes to the rights of the common stock) and bylaws, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. These individuals may have interests that are different from those of other stockholders.

In addition, we are a “controlled company” pursuant to NASDAQ Listing Rule 5615(c) because Leah Karfunkel, individually and as trustee of the Karfunkel Trust, and AmTrust collectively own approximately 54.7% of our voting power. Our common stock is listed on the NASDAQ Global Market. As a controlled company, we are exempt from the NASDAQ listing requirements with respect to having a majority of the members of the board of directors be independent; having our Compensation Committee and Nominating and Corporate Governance Committee be composed solely of independent directors; the compensation of our executive officers determined by a majority of our independent directors or a Compensation Committee composed solely of independent directors; and director nominees being selected or recommended for selection, either by a majority of our independent directors or by a nominating committee composed solely of independent directors. We rely upon these exemptions; however, this may make our company less attractive as an investment in comparison with other companies that are not eligible or do not avail themselves of these exemptions from corporate governance requirements.

In addition, our controlling parties, through entities that they control, have entered into transactions with us and may from time to time in the future enter into other transactions with us. As a result, they may have interests that are different from, or are in addition to, their interests as stockholders in our company. Such transactions may adversely affect our results or operations or financial condition. See “Risk Factors—Our relationship with AmTrust and its subsidiaries may present, and make us vulnerable to, difficult conflicts of interest, related party transactions, business opportunity issues and legal challenges” and “—Our relationship with Maiden and its subsidiaries may present, and make us vulnerable to, difficult conflicts of interest, related party transactions, business opportunity issues and legal challenges” under Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015.

Our officers, directors and principal stockholders could delay or prevent an acquisition or merger of our company even if the transaction would benefit other stockholders. Moreover, this concentration of share ownership makes it impossible for other stockholders to replace directors and management without the consent of Leah Karfunkel and AmTrust. In addition, this significant concentration of share ownership may adversely affect the price at which prospective buyers are willing to pay for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $169,312,500 (or $193,525,000 if the underwriters exercise their over-allotment option in full) after deducting the underwriting discount and estimated offering expenses payable by us.

We will retain broad discretion over the use of the net proceeds from this offering. We currently intend to use the net proceeds from this offering for general corporate purposes, including strategic acquisitions and to support our current and future policy writings. Pending the application of any net proceeds, we intend to invest them in short-term, investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The below table indicates our ratio of earnings to fixed charges and preferred stock dividends for the three months ended March 31, 2016 and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011. We have derived our ratio of earnings to fixed charges and of earnings to fixed charges and preferred stock dividends from our historical consolidated financial statements. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.

	Three Months Ended March 31,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)	5.83x	4.51x	7.25x	12.91x	7.45x	8.01x

(1)	The ratio of earnings to fixed charges and preferred stock dividends was computed by dividing earnings by fixed charges and preferred stock dividends. For this purpose, earnings consists of (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees, plus fixed charges, amortization of capitalized interest and distributed income of equity investees less (ii) capitalized interest and non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges and preferred stock dividends consist of interest expensed and capitalized, and amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest within rental expense and preferred stock dividends.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to (i) the issuance of the Series C Preferred Stock in this offering (assuming the underwriters do not exercise any part of their over-allotment option) and (ii) the anticipated use of the net proceeds therefrom.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes, which appear in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each of which is incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section entitled “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

	As of March 31, 2016
(Dollar and Share Amounts In Thousands, Except Par Value and Liquidation Preference)	Actual	As Adjusted
Debt outstanding:
Long-term debt	$446,244	$446,244
Stockholders’ equity:
Common stock, par value $0.01 per share; 150,000 shares authorized, 105,715 shares issued and outstanding on an actual and as adjusted basis	$1,057	$1,057
Preferred stock, par value $0.01 per share; 10,000 shares authorized, 2,365 issued and outstanding on an actual basis and 2,540 issued and outstanding on an as adjusted basis:
7.50% Non-Cumulative Preferred Stock, Series A, $25 liquidation preference per share, 2,200 issued and outstanding on an actual and as adjusted basis	55,000	55,000
7.50% Non-Cumulative Preferred Stock, Series B, $1,000 liquidation preference per share, 165 issued and outstanding on an actual and as adjusted basis	165,000	165,000
7.50% Non-Cumulative Preferred Stock, Series C, $1,000 liquidation preference per share, none issued and outstanding on an actual basis and 175 issued and outstanding on an as adjusted basis	—	175,000
Additional paid-in capital	903,933	898,246
Retained earnings	461,574	461,574
Accumulated other comprehensive income	4,534	4,534

Total National General Holdings Corp. stockholders’ equity	$1,591,098	$1,760,411

Non-controlling interest	$15,001	$15,001

Total stockholders’ equity	$1,606,099	$1,775,412

Total capitalization(1)	$2,052,343	$2,221,656

(1)	On May 31, 2016 we borrowed $50 million under our credit facility agreement, and on June 1, 2016 in connection with the closing of our acquisition of Century-National we issued a promissory note in the approximate amount of $176.4 million.

DESCRIPTION OF THE SERIES C PREFERRED STOCK

The following description of the terms of the Series C Preferred Stock to be represented by the depositary shares supplements the description of the general terms and provisions of the preferred stock set forth under “Description of Preferred Stock” in the accompanying prospectus. The following summary of the terms and provisions of the Series C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the second amended and restated certificate of incorporation of NGHC (the “Certificate of Incorporation”), which we have previously filed with the SEC, and the certificate of designations creating the Series C Preferred Stock (the “Certificate of Designations”), which will be included as an exhibit to documents that we file with the SEC. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. As used in this section, “we,” “us,” “our,” “the Company” and “NGHC” mean National General Holdings Corp. and do not include its subsidiaries.

General

The Certificate of Designations setting forth the specific rights, preferences, limitations and other terms of the Series C Preferred Stock to be represented by the depositary shares will be approved by the Board of Directors of the Company on or prior to the date of this prospectus supplement. The Series C Preferred Stock is a single series of authorized preferred stock consisting of 175,000 shares, or up to 200,000 shares if the underwriters’ over-allotment option is exercised in full.

The Certificate of Incorporation permits us to authorize the issuance of up to 10,000,000 shares of preferred stock, in one or more series without stockholder action. The Series C Preferred Stock constitutes a series of our authorized preferred stock. We may from time to time, without notice to or the consent of holders of the Series C Preferred Stock (or the consent of the holders of the depositary shares), issue shares of preferred stock that rank equally with or junior to the Series C Preferred Stock. We may also from time to time, without notice to or consent of holders of the Series C Preferred Stock (or the consent of the holders of the depositary shares), issue additional shares of the Series C Preferred Stock; provided, that any such additional shares of Series C Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Series C Preferred Stock are otherwise treated as fungible with the Series C Preferred Stock to be represented by the depositary shares offered hereby for U.S. federal income tax purposes. The additional shares of Series C Preferred Stock would form a single series with the Series C Preferred Stock represented by the depositary shares offered hereby. We have the authority to issue fractional shares of Series C Preferred Stock.

The Series C Preferred Stock will be fully paid and non-assessable when issued. Holders of the Series C Preferred Stock will not have preemptive or similar rights to acquire any of our capital stock. Holders will not have the right to convert Series C Preferred Stock into, or exchange Series C Preferred Stock for, shares of any other class or series of shares or other securities of ours. The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or other obligation of NGHC to redeem or purchase the Series C Preferred Stock to be represented by the depositary shares.

Ranking

The Series C Preferred Stock will rank senior to our common stock and any other junior stock (as defined herein) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up, equally with our Series A Preferred Stock, Series B Preferred Stock and each other series of our preferred stock that we may issue the terms of which provide that they rank equally with the Series C Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up and junior to each other series of our preferred stock that we may issue in the future the terms of which provide that they rank senior to the Series C Preferred Stock with respect to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding-up. As of the date of this prospectus supplement, we have 2,200,000 shares of Series A Preferred Stock outstanding having an aggregate liquidation preference of $55,000,000 and 165,000 shares of Series B Preferred Stock outstanding having an aggregate liquidation preference of $165,000,000 which rank equally with the Series C Preferred Stock.

Dividends

Dividends on the Series C Preferred Stock will not be mandatory. Holders of Series C Preferred Stock will be entitled to receive only when, as and if declared by the Board of Directors of NGHC or a duly authorized committee of the Board, out of lawfully available funds for the payment of dividends, non-cumulative cash dividends from the original issue date, quarterly on the 15th day of January, April, July and October of each year, commencing on October 15, 2016. These dividends will accrue with respect to a particular dividend period on the liquidation preference amount of $1,000 per share at an annual rate of 7.50% from and including the original issue date or the most recent dividend payment date. In the event that we issue additional Series C Preferred Stock after the original issue date, dividends on such additional shares may accrue from the original issue date or the most recent dividend payment date at the time such additional shares are issued.

Dividends, if so declared, will be payable to holders of record of the Series C Preferred Stock to be represented by the depositary shares as they appear on our books on the applicable record date, which shall be January 1, April 1, July 1 and October 1, as applicable, immediately preceding the applicable dividend payment date or such other record date fixed by our Board of Directors (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). These dividend record dates will apply regardless of whether a particular dividend record date is a business day.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series C Preferred Stock and will end on and exclude the October 15, 2016 dividend payment date. Dividends payable on the Series C Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding business day.

In this subsection, the term “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

Dividends on the Series C Preferred Stock will not be cumulative. Accordingly, if our Board of Directors, or a duly authorized committee of the Board, does not declare a dividend on the Series C Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accumulate and will not be payable and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time or to pay interest with respect to such dividends, whether or not dividends are declared for any future dividend period on the Series C Preferred Stock or any other parity stock we may issue in the future.

So long as any Series C Preferred Stock remains outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series C Preferred Stock and parity stock (as defined below) have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):

•	no dividend shall be paid or declared on our common stock, or any other junior stock (other than a dividend payable solely in common stock or other junior stock);

•	no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, or (2) through the use of the proceeds of a substantially contemporaneous sale of junior stock or (3) in connection with grants or settlements of grants (including any “cashless exercise” or “net share settlement”) pursuant to any equity compensation plan adopted by us) nor shall any monies be paid to or made available for a sinking fund for the redemption of such stock; and

•	no shares of Series C Preferred Stock or parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such parity stock except by conversion into or exchange for junior stock.

As used in this prospectus supplement, “junior stock” means any class or series of our capital stock that ranks junior to the Series C Preferred Stock either as to the payment of dividends or as to the distribution of assets upon our liquidation, dissolution or winding-up. As of the date of this prospectus supplement, junior stock consists solely of our common stock.

As used in this prospectus supplement, “parity stock” means any class or series of our capital stock that ranks equally with the Series C Preferred Stock with respect to the payment of dividends and in the distribution of assets on our liquidation, dissolution or winding-up. As of the date of this prospectus supplement, we have 2,200,000 shares of Series A Preferred Stock outstanding having an aggregate liquidation preference of $55,000,000 and 165,000 shares of Series B Preferred Stock outstanding having an aggregate liquidation preference of $165,000,000, which rank equally with the Series C Preferred Stock and no other outstanding shares of any class or series of capital stock that would constitute parity stock.

When dividends are not paid (or duly provided for) in full on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series C Preferred Stock to be represented by the depositary shares, on a dividend payment date falling within the related dividend period for the Series C Preferred Stock) upon the Series C Preferred Stock and any parity stock, all dividends declared by our Board of Directors or a duly authorized committee of the Board upon the Series C Preferred Stock and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series C Preferred Stock, on a dividend payment date falling within the related dividend period for the Series C Preferred Stock) shall be declared by the Board or such committee pro rata based on the liquidation preference of Series C Preferred Stock and all such parity stock so that the respective amounts of such dividends shall bear the same ratio to each other as all declared dividends per share of Series C Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series C Preferred Stock, on a dividend payment date falling within the related dividend period for the Series C Preferred Stock) bear to each other.

Our ability to pay dividends on the Series C Preferred Stock may be limited by the terms of our agreements governing our existing and future indebtedness and by the provisions of other existing and future agreements.

In addition, we are a holding company and conduct our business operations through our various subsidiaries. Our principal sources of funds are dividends and other payments from our insurance subsidiaries, income from our investment portfolio and funds that may be raised from time to time in the capital markets. We will be largely dependent on amounts from our insurance subsidiaries to pay principal and interest on any indebtedness that we may incur, to pay holding company operating expenses, to make capital investments in our other subsidiaries and to pay dividends on our capital stock, including the Series C Preferred Stock.

Our insurance subsidiaries are subject to statutory and regulatory restrictions imposed on insurance companies by their states of domicile, which limit the amount of cash dividends or distributions that they may pay to us unless special permission is received from the insurance regulator of the relevant domiciliary state. In general, the maximum amount of dividends that the insurance subsidiaries may pay in any 12-month period without regulatory approval is the greater of adjusted statutory net income or 10% of statutory policyholders’ surplus as of the preceding calendar year end. Adjusted statutory net income is generally defined for this purpose to be statutory net income, net of realized capital gains, for the calendar year preceding the date of the dividend. In addition, other states may limit or restrict our insurance subsidiaries’ ability to pay stockholder dividends generally or as a condition to issuance of a certificate of authority. The aggregate amount of ordinary dividends that could be paid by our insurance subsidiaries without prior approval by the various domiciliary states of our insurance subsidiaries was approximately $388.4 million and $360.1 million as of March 31, 2016 and December 31, 2015, respectively, taking into account dividends paid in the prior twelve-month period. See “Risk Factors—Our holding company structure and certain regulatory and other constraints, including adverse business performance, could affect our ability to satisfy our obligations and to pay dividends on the Series C Preferred Stock represented by the depositary shares.”

Liquidation Rights

Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series C Preferred Stock and any parity stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, but before any distribution of assets is made to holders of our common stock or any of our other junior stock, a liquidating distribution in the amount equal to the liquidation preference of $1,000 per share of Series C Preferred Stock or the amount of the liquidation preference of such parity stock, as applicable, plus any declared and unpaid dividends. Holders of the Series C Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference plus any declared and unpaid dividends.

In any such distribution, if our assets are not sufficient to pay the liquidation distributions in full to all holders of the Series C Preferred Stock and all holders of any parity stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation distributions of those holders. In any such distribution, the liquidation distribution to any holder of preferred stock means the amount payable to such holder in such distribution, including liquidation preference and any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of shares on which dividends accrue on a cumulative basis). If the liquidation distributions have been paid in full to all holders of shares of the Series C Preferred Stock and any holders of shares of parity stock and shares ranking senior to the Series C Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding-up, the holders of our other classes of capital stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of this section, a consolidation or merger involving NGHC with any other entity, including the consolidation or merger in which the holders of Series C Preferred Stock receive cash, securities or other property for their shares, or the sale or transfer of all or substantially all of the property and assets of NGHC for cash, securities or other property, will not be deemed to constitute a liquidation, dissolution or winding-up.

Redemption

The Series C Preferred Stock to be represented by the depositary shares is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.

The Series C Preferred Stock is not redeemable prior to July 15, 2021. On and after that date, the Series C Preferred Stock will be redeemable at our option, in whole or in part, upon not less than 30 days nor more than 60 days notice, at a redemption price equal to $1,000 per share plus declared and unpaid dividends on the shares of Series C Preferred Stock called for redemption for prior dividend periods, if any, plus accrued but unpaid dividends (whether or not declared) thereon for the then-current dividend period, to, but excluding, the date of redemption, without accumulation of any other undeclared dividends. Holders of the Series C Preferred Stock and, in turn, the holders of the depositary shares will have no right to require the redemption of the Series C Preferred Stock.

The redemption price for any shares of Series C Preferred Stock shall be payable on the redemption date to the holders of such shares against book entry transfer or surrender of the certificate(s) evidencing such shares to us or our agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such dividend record date relating to the dividend payment date provided in “—Dividends” above.

If shares of the Series C Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series C Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series C Preferred Stock is held in book-entry form through The Depository Trust Company, or “DTC,” we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares of Series C Preferred Stock held by such holder are to be redeemed, the number of such shares of Series C Preferred Stock to be redeemed from such holder;

•	the redemption price; and

•	that the shares should be delivered via book entry transfer or the place or places where holders may surrender certificates evidencing the Series C Preferred Stock for payment of the redemption price.

If notice of redemption of any shares of Series C Preferred Stock has been given and if the funds necessary for such redemption and to pay declared and unpaid dividends have been set aside by us for the benefit of the holders of such shares of Series C Preferred Stock so called for redemption, then, from and after the redemption date, no further dividends will be declared on such shares of Series C Preferred Stock to be represented by the depositary shares, such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series C Preferred Stock will terminate, except the right to receive the redemption price, without interest.

In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares of Series C Preferred Stock to be redeemed shall be selected either pro rata or by lot.

Our ability to redeem the Series C Preferred Stock as described above may be limited by the terms of our agreements governing our existing and future indebtedness and by the provisions of other existing and future agreements.

Voting Rights

Except as provided below or as otherwise may be required by applicable law, the holders of the Series C Preferred Stock and, in turn, the holders of the depositary shares representing the Series C Preferred Stock will have no voting rights.

Whenever dividends on any Series C Preferred Stock shall not have been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment event”), the holders of the Series C Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled to vote for the election of a total of two additional members of the Board of Directors of NGHC (the “preferred stock directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of any exchange on which our securities may be listed or quoted that listed or quoted companies must have a majority of independent directors. The number of preferred stock directors will not be more than two at any time. In the event that the holders of the Series C Preferred Stock, and any such other holders of voting preferred stock, shall be entitled to vote for the election of the preferred stock directors following a nonpayment event, the number of directors on the Company’s Board of Directors shall automatically be increased by two and such directors shall be initially elected following such nonpayment event at a special or annual meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series C Preferred Stock and any other such series of voting preferred stock then outstanding (provided that if such request is received less than 90 days before the date fixed for an annual or special meeting of the stockholders of the Company, then such election shall not be held at such annual or special meeting of stockholders but at a subsequent annual or special meeting), and at each subsequent annual meeting of stockholders of the Company, so long as the rights related to a nonpayment event remain in effect.

As used in this prospectus supplement, “voting preferred stock” means, with regard to any election or removal of a preferred stock director or any other matter as to which the holders of Series C Preferred Stock are entitled to vote, any other class or series of our parity stock upon which like voting rights have been conferred and are exercisable, including the Series A Preferred Stock and the Series B Preferred Stock.

If and when dividends, for at least four consecutive dividend periods following a nonpayment event have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the Series C Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment event) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected shall terminate and the number of directors on the Board of Directors of NGHC shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a nonpayment event, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend payment date for that period has passed.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, as determined under the Certificate of Incorporation, of the Series C Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. So long as a nonpayment event shall continue, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment event) may be filled by the written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. Any vote of stockholders to remove, or to fill a vacancy in the office of, a preferred stock director may be taken at a special or annual meeting of such stockholders, called as provided above for an initial election of preferred stock director after a nonpayment event (provided that if such request is received less than 90 days before the date fixed for an annual or special meeting of the stockholders of the Company, then such election shall not be held at such annual or special meeting of stockholders but at a subsequent annual or special meeting). The preferred stock directors shall each be entitled to one vote per director on any matter. Each preferred stock director elected at any special or annual meeting of stockholders or by written consent of the other preferred stock director shall hold office until the next annual meeting of the stockholders of NGHC if such office shall not have previously terminated as above provided.

So long as any shares of Series C Preferred Stock remain outstanding and subject in all cases to any other vote of stockholders required under applicable law or the Certificate of Incorporation:

•

we will not, without the affirmative vote or consent of the holders of at least two-thirds of the voting power of Series C Preferred Stock and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at a meeting, authorize or create, or increase the authorized amount of, any specific class or series of capital stock ranking senior to the Series C Preferred Stock with respect to the payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up;

•	we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock given in person or by proxy, either in writing without a meeting or at a meeting:

•	amend, alter or repeal the provisions of the Certificate of Incorporation or the Certificate of Designations so as to adversely affect the rights, preferences, privileges and voting powers of the Series C Preferred Stock; or

•	consummate a binding share exchange or reclassification involving the Series C Preferred Stock or a merger or consolidation of us with another entity, unless in each case (i) shares of Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (ii) such shares of Series C Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers and limitations and restrictions, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers and limitations and restrictions of the Series C Preferred Stock, taken as a whole, provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of Series C Preferred Stock, and (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/ or the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock.

Without the consent of the holders of the Series C Preferred Stock so long as such action does not adversely affect the rights, preferences, privileges and voting powers and limitations and restrictions of the Series C Preferred Stock, the Board of Directors of NGHC may, subject to any vote of our stockholders required by applicable law or the Certificate of Incorporation, by resolution, amend, alter, supplement or repeal any terms of the Series C Preferred Stock:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations that may be defective or inconsistent; or

•	to make any provision with respect to matters or questions arising with respect to the Series C Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations;

provided that any such amendment, alteration, supplement or repeal of any terms of the Series C Preferred Stock effected in order to conform the terms thereof to the description of the terms of the Series C Preferred Stock set forth under “Description of the Series C Preferred Stock” in this prospectus supplement shall be deemed not to adversely affect the rights, preferences, privileges and voting powers of the Series C Preferred Stock.

On each matter on which holders of Series C Preferred Stock are entitled to vote, each share of Series C Preferred Stock will be entitled to one vote, and when shares of any other class or series of our preferred stock have the right to vote with the Series C Preferred Stock as a single class on any matter, the Series C Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accrued and unpaid dividends)(equivalent to one vote per depositary share).

The foregoing voting provisions will not apply with respect to the Series C Preferred Stock if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Series C Preferred Stock to effect such redemption.

Conversion

Holders will not have the right to convert Series C Preferred Stock into, or exchange Series C Preferred Stock for, any other securities or property of NGHC.

Listing of the Series C Preferred Stock

We do not intend to list the Series C Preferred Stock on any exchange or expect that there will be any separate public trading market for the shares of the Series C Preferred Stock except as represented by the depositary shares.

DESCRIPTION OF THE DEPOSITARY SHARES

The following description of the terms of the depositary shares representing fractional interests in the Series C Preferred Stock supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the depositary shares set forth under “Description of Depositary Shares” in the accompanying prospectus. The following summary of the terms and provisions of the depositary shares representing the Series C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of the Deposit Agreement (as defined below), which will be included as an exhibit to documents that we file with the SEC, the form of depositary receipts, which contain the terms and provisions of the depositary shares and which will be included as an exhibit to documents that we file with the SEC, the pertinent sections of the Certificate of Incorporation and the pertinent sections of the Certificate of Designations. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. As used in this section, “we,” “us,” “our,” “the Company” and “NGHC” mean National General Holdings Corp. and do not include its subsidiaries.

General

Each depositary share represents a 1/40th interest in a share of the Series C Preferred Stock and will be evidenced by a depositary receipt. We will deposit the underlying shares of the Series C Preferred Stock with the depositary pursuant to a deposit agreement among us, American Stock Transfer & Trust Company, LLC, acting as depositary, and the holders from time to time of the depositary receipts (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of Series C Preferred Stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of Series C Preferred Stock represented by those depositary shares (including any dividend, liquidation, redemption and voting rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement. Immediately following the issuance and delivery of the Series C Preferred Stock by us to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Copies of the Deposit Agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Deposit Agreement and related depositary receipts.

Dividends and Other Distributions

Any dividend or other distribution (including upon our voluntary or involuntary liquidation, dissolution or winding-up) paid in respect of a depositary share will be in an amount equal to 1/40th of the dividend declared or distribution payable, as the case may be, on the underlying share of the Series C Preferred Stock. The depositary will distribute all cash dividends and other cash distributions received on the Series C Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series C Preferred Stock represented by the depositary shares.

The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series C Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares or the shares of the Series C Preferred Stock until such taxes or other governmental charges are paid.

Withdrawal of Series C Preferred Stock

Unless the related depositary shares have been previously called for redemption, a holder of depositary shares may surrender his or her depositary receipts at the corporate trust office of the depositary, pay any taxes, charges and fees provided for in the Deposit Agreement and comply with any other requirements of the Deposit Agreement for the number of shares of Series C Preferred Stock and any money or other property represented by such holder’s depositary receipts. A holder of depositary shares who withdraws shares of Series C Preferred Stock will be entitled to receive whole shares of Series C Preferred Stock on the basis set forth herein; partial shares of Series C Preferred Stock will not be issued.

However, holders of whole shares of Series C Preferred Stock will not be entitled to deposit those shares under the Deposit Agreement or to receive depositary receipts for those shares after the withdrawal. If the depositary shares surrendered by the holder in connection with the withdrawal exceed the number of depositary shares that represent the number of whole shares of Series C Preferred Stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption

If the Series C Preferred Stock underlying the depositary shares is redeemed, in whole or in part, a corresponding number of depositary shares will be redeemed with the proceeds received by the depositary from the redemption of the Series C Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/40th of the applicable redemption price per share payable in respect of such Series C Preferred Stock.

Whenever we redeem shares of Series C Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series C Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot. The depositary will mail notice of redemption to holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series C Preferred Stock represented by the depositary shares and the related depositary shares.

Voting Rights

Because each depositary share represents a 1/40th interest in a share of the Series C Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per share of the Series C Preferred Stock under those limited circumstances in which holders of the Series C Preferred Stock represented by the depositary shares are entitled to vote. Holders of the depositary shares representing the Series C Preferred Stock will not have any voting rights, except for the limited voting rights described under “Description of the Series C Preferred Stock—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Series C Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Series C Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series C Preferred Stock, may instruct the depositary to vote the number of the Series C Preferred Stock votes represented by the holder’s depositary shares. To the extent possible, the depositary will vote the number of the Series C Preferred Stock votes represented by depositary shares in accordance with the instructions it receives.

We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series C Preferred Stock, it will vote all depositary shares held by it proportionately with instructions received.

Conversion

Holders of depositary receipts will not have the right to convert depositary shares representing the Series C Preferred Stock into, or exchange depositary shares representing the Series C Preferred Stock for, any other securities or property of NGHC.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding. Either we or the depositary may terminate the Deposit Agreement if there has been a final distribution in respect of the Series C Preferred Stock in connection with our liquidation, dissolution, or winding up.

Charges of Depositary

We will pay all transfer and other taxes, assessments, and governmental charges arising solely from the existence of the depositary arrangements. We will pay the fees of the depositary in connection with the initial deposit of the Series C Preferred Stock represented by the depositary shares. Holders of depositary receipts will pay transfer and other taxes, assessments, and governmental charges and any other charges as are expressly provided in the Deposit Agreement to be for their accounts. The depositary may refuse to effect any transfer of a depositary receipt or any withdrawals of Series C Preferred Stock evidenced by a depositary receipt until all taxes, assessments, and governmental charges with respect to the depositary receipt or Series C Preferred Stock are paid by their holders.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal will take effect only upon the appointment of a successor depositary and the successor depositary’s acceptance of the appointment. Any successor depositary must be a U.S. bank or trust company.

Miscellaneous

The depositary will forward to the holders of depositary shares all of our reports and communications which are delivered to the depositary and which we are required to furnish to the holders of our Series C Preferred Stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the Deposit Agreement. All of our obligations as well as the depositary’s obligations under the Deposit Agreement are limited to performance in good faith of our respective duties set forth in the Deposit Agreement, and neither of us will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or Series C Preferred Stock unless provided with satisfactory indemnity. We, and the depository, may rely upon written advice of counsel or accountants, or information provided by persons presenting Series C Preferred Stock for deposit, holders of depositary shares, or other persons believed to be competent and on documents believed to be genuine.

Listing of the Depositary Shares

We have applied to list the depositary shares representing the Series C Preferred Stock on the NASDAQ Global Market under the symbol “NGHCN.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the depositary shares representing the Series C Preferred Stock. We do not expect that there will be any separate public trading market for the shares of the Series C Preferred Stock except as represented by the depositary shares.

Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent

American Stock Transfer & Trust Company, LLC will be the transfer agent, registrar, dividend disbursing agent and redemption agent for the depositary shares representing the Series C Preferred Stock.

Book-Entry; Delivery and Form

The depositary shares will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the depositary shares except in limited circumstances. The global securities will be issued to DTC, the depository for the depositary shares, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the depositary shares. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of the global securities will be made only through, records maintained by DTC and its participants.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Neither we nor the underwriters take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase depositary shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the depositary shares on DTC’s records. Since you actually own the depositary shares, you are the beneficial owner and your ownership interest will only be recorded in the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the depositary shares. DTC’s records only show the identity of the direct participants and the amount of the depositary shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

We will wire dividend payments to DTC’s nominee and we will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global securities to you or any other beneficial owners in the global securities.

Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the Series C Preferred Stock held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.

Depositary Shares represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the depositary shares to be represented by global securities.

If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the depositary shares at its corporate office.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the depositary shares representing the Series C Preferred Stock. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold the depositary shares as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, including but not limited to, banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, tax-exempt organizations, investors that will hold the depositary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, U.S. expatriates, or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any alternative minimum tax consequences or any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the depositary shares.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of the depositary shares and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. You are a “non-U.S. holder” if you are a beneficial owner of the depositary shares that is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of the depositary shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding depositary shares, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the depositary shares.

Beneficial owners of depositary shares representing shares of the Series C Preferred Stock will be treated as owners of the underlying Series C Preferred Stock for U.S. federal income tax purposes.

U.S. Holders

Distributions on the Depositary Shares. In general, if distributions are made with respect to the depositary shares, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the depositary shares. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under “Sale or Redemption of the Depositary Shares.”

Dividends received by individual U.S. holders of the depositary shares will generally be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to depositary shares that are held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the depositary shares becomes ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code.

Dividends received by corporate holders of the depositary shares may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to “debt-financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder that has held the depositary shares for two years or less before the dividend announcement date generally must reduce the tax basis of all of the holder’s depositary shares (but not below zero) by the “nontaxed portion” of any “extraordinary dividend” and, if the nontaxed portion exceeds the holder’s tax basis for the depositary shares, must treat any excess as gain from the sale or exchange of the depositary shares in the year the payment is received. Individual holders of depositary shares that receive any “extraordinary dividends” that are treated as “qualified dividend income” (as discussed above) will be required to treat any losses on the sale of such depositary shares as long-term capital losses to the extent of such dividends. We strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

Sale or Redemption of the Depositary Shares. On the sale or exchange of the depositary shares to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the depositary shares. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

On the redemption of depositary shares by us, your surrender of the depositary shares for the redemption proceeds will be treated either as a payment received upon sale or exchange of the depositary shares or as a distribution with respect to all of your equity interests in us. Resolution of this issue will turn on the application of Section 302 of the Code to your individual facts and circumstances.

The redemption will be treated as gain or loss from the sale or exchange of depositary shares (as discussed above) if:

•	the redemption is “substantially disproportionate” with respect to you within the meaning of Section 302(b)(2) of the Code;

•	your interest in the depositary shares and any other equity interest in us is completely terminated (within the meaning of Section 302(b)(3) of the Code) as a result of such redemption; or

•	the redemption is “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In general, redemption proceeds are “not essentially equivalent to a dividend” if the redemption results in a “meaningful reduction” of your interest in the issuer.

In determining whether any of these tests has been met, you must in certain cases take into account not only the depositary shares and other equity interests in us that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the depositary shares will be treated as a distribution that is subject to the tax treatment described above under “Distributions on the Depositary Shares.” The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the depositary shares. You should consult your own tax advisors as to the allocation of your tax basis in the redeemed depositary shares.

Any redemption proceeds that are attributable to any declared but unpaid dividends on the depositary shares will generally be subject to the rules described above under “Distributions on the Depositary Shares.”

We strongly encourage you to consult your own tax advisor regarding: (a) whether a redemption payment will qualify for sale or exchange treatment under Section 302 of the Code or, alternatively, will be characterized as a distribution; and (b) the resulting tax consequences to you in light of your individual facts and circumstances.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its dividend income and its net gains from the disposition of the depositary shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the depositary shares.

Information Reporting and Backup Withholding. Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on the depositary shares and to certain payments of proceeds on the sale or other disposition of the depositary shares. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (at a rate of 28%) on payments of dividends on the depositary shares and certain payments of proceeds on the sale or other disposition of the depositary shares unless the beneficial owner of the depositary shares furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

Distributions on the Depositary Shares. Distributions treated as dividends (as described above under “U.S. Holders—Distributions on the Depositary Shares”) paid to a non-U.S. holder of the depositary shares will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Redemption of the Depositary Shares. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the depositary shares except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), and (iii) gain if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected gain realized by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor. We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

A payment made to a non-U.S. holder in redemption of the depositary shares may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “U.S. Holders—Sale or Redemption of the depositary shares,” in which event such payment would be subject to tax as discussed above under “—Distributions on the depositary shares.” Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the depositary shares.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS reporting payments of dividends on the depositary shares and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the depositary shares and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on the depositary shares or on the proceeds from a sale or other disposition of the depositary shares. Satisfaction of the certification procedures required to claim a reduced rate of or exemption from withholding under the rules described above in the section titled “Distributions on the Depositary Shares” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Additional Withholding Tax Relating to Foreign Accounts. Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, depositary shares paid to a foreign financial institution or to a nonfinancial foreign entity (including any intermediaries through which such depositary shares are held), unless (1) the foreign financial institution and the intermediary, as applicable, undertake certain diligence and reporting, (2) the nonfinancial foreign entity either certifies that it does not have any substantial United States owners or furnish identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity and the intermediary, as applicable, otherwise qualifies for an exemption from these rules. If the payee, including an intermediary, is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have entered into an intergovernmental agreement with the United States governing these withholding taxes and reporting requirements may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Final Treasury regulations provide that the withholding provisions described above will generally currently apply to payments of dividends and will apply to payments of gross proceeds from a sale or other disposition of depositary shares on or after January 1, 2019.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of depositary shares, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, prohibit certain transactions (“prohibited transactions”) involving the assets of (i) an employee benefit plan that is subject to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) and (ii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i) and (ii) being referred to herein as a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan.

We, certain of the underwriters and certain of our respective affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if depositary shares are acquired by or on behalf of a Plan unless the depositary shares are acquired and held pursuant to an available exemption, of which there are many. In this regard the U.S. Department of Labor has issued prohibited transaction class exemptions that may apply to the acquisition of the depositary shares. These exemptions include transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Governmental plans, certain church plans and non-U.S. plans may not be subject to the prohibited transaction provisions of ERISA or the Code but may be subject to similar laws (“Similar Laws”). Fiduciaries of any such plans should consult with counsel before acquisition or ownership of our depositary shares.

Because of the foregoing, the person making the decision on behalf of a Plan or a governmental, church or foreign plan will be deemed, by purchasing the depositary shares, to represent on behalf of itself and the plan that the purchase of the depositary shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering the acquisition or ownership of our depositary shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition or ownership of our depositary shares.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement, the underwriters named below, for whom Morgan Stanley & Co. LLC, UBS Securities LLC and Keefe, Bruyette & Woods, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of depositary shares indicated below.

Name	Number of Shares
Morgan Stanley & Co. LLC	2,730,000
UBS Securities LLC	2,730,000
Keefe, Bruyette & Woods, Inc.	770,000
RBC Capital Markets, LLC	560,000
JMP Securities LLC	210,000

Total:	7,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the depositary shares offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the depositary shares offered by this prospectus supplement and the accompanying prospectus if any such depositary shares are taken; however, the underwriters are not required to take or pay for the depositary shares covered by the underwriters’ over-allotment option described below. In certain circumstances, if an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed for a period from the date of this prospectus supplement through and including the date 30 days after the date hereof that we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any of our securities that are substantially similar to the depositary shares or the Series C Preferred Stock, including any securities that are convertible into or exchangeable for, or that represent rights to receive, depositary shares, shares of Series C Preferred stock or substantially similar securities.

The underwriters initially propose to offer part of the depositary shares directly to the public at the public offering price listed on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $0.50 per depositary share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $0.45 per depositary share to other underwriters or to certain dealers. After the initial offering of depositary shares to the public, the representatives may change the public offering price, concession and discount.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,000,000 additional depositary shares at the purchase price listed below. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of depositary shares offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional depositary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of depositary shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total purchase price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 1,000,000 additional depositary shares.

		Total
	Per Share	No Exercise	Full Exercise
Purchase price	$25.00	$175,000,000	$200,000,000
Underwriting discounts and commissions to be paid by us	$0.7875	$5,512,500	$6,300,000
Proceeds, before expenses, to us	$24.2125	$169,487,500	$193,700,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $175,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $20,000.

Prior to this offering, there has been no public market for the depositary shares representing the Series C Preferred Stock. We have applied to list the depositary shares representing the Series C Preferred Stock on the NASDAQ Global Market under the symbol “NGHCN.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the depositary shares representing the Series C Preferred Stock. We do not intend to list the Series C Preferred Stock represented by the depositary shares on any exchange or expect that there will be any separate public trading market for the shares of the Series C Preferred Stock except as represented by the depositary shares.

In order to facilitate the offering of the depositary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of depositary shares. Specifically, the underwriters may sell more depositary shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short position may involve either “covered” short sales or “naked” short sales. Covered short sales are sales made in an amount not greater than the number of depositary shares available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short position by exercising the over-allotment option or purchasing depositary shares in the open market. In determining the source of depositary shares to close out a covered short position, the underwriters will consider, among other things, the open market price of depositary shares compared to the price available under the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of depositary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of depositary shares in the open market to stabilize the price of the depositary shares. These activities may raise or maintain the market price of the depositary shares above independent market levels or prevent or retard a decline in the market price of the depositary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have purchased shares of depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the other party may be required to make in respect of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of depositary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates from time to time perform investment banking, lending and other financial services, including foreign exchange swaps, for us and our affiliates for which they receive customary advisory or transaction fees, as applicable, plus out-of-pocket expenses.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the depositary shares offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The depositary shares offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such depositary shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any depositary shares offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

We expect that delivery of the depositary shares will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the depositary shares. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on the date hereof or on the following business day will be required, by virtue of the fact that the depositary shares initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of depositary shares who wish to trade depositary shares prior to their delivery hereunder should consult their own advisor.

Selling Restrictions

European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of depositary shares representing the Series C Preferred Stock in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus pursuant to Article 3 of the Prospectus Directive. Accordingly, any person making or intending to make an offer in that Relevant Member State of depositary shares which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for NGHC or any underwriter to produce a prospectus for such offer. Neither NGHC nor any underwriter has authorised, nor do they authorise, the making of any offer of depositary shares through any financial intermediary, other than offers made by the underwriters which constitute the final placement of depositary shares contemplated in this prospectus supplement and the accompanying prospectus.

In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of depositary shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the depositary shares and the underlying Series C Preferred Stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of depositary shares to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of depositary shares shall require NGHC or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of depositary shares to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at, and any offer subsequently may only be directed at, persons who are “qualified investors” (as defined in the Prospectus Directive) who (a) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order) or (b) are high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged with, relevant persons.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of the depositary shares in circumstances in which Section 21(1) of the FSMA does not apply to NGHC; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the depositary shares in, from or otherwise involving the United Kingdom.

Japan

The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any depositary shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The depositary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the depositary shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the depositary shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from our website at http://www.nationalgeneral.com. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.nationalgeneral.com or in print upon written request addressed to our Corporate Secretary, National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038. However, the information on our website does not constitute a part of, nor is it incorporated by reference in, this prospectus supplement and the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•	Current Reports on Form 8-K filed with the SEC on January 26, 2016, April 28, 2016, May 9, 2016, June 1, 2016 and June 24, 2016; and

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 23, 2016 (only those portions incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2015).

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information in such documents that is deemed not to be filed). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and the accompanying prospectus and in our other SEC filings and such outdated or inconsistent information will no longer be regarded as part of this prospectus supplement and the accompanying prospectus.

Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following phone number or postal address:

Jeffrey Weissmann

General Counsel and Secretary

National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, NY 10038

(212) 380-9500

LEGAL MATTERS

The validity of the depositary shares offered hereby and the Series C Preferred Stock represented thereby will be passed upon for us by Sidley Austin LLP, New York, New York. Certain legal matters relating to the offering will be passed upon for the underwriters by Mayer Brown LLP.

EXPERTS

The consolidated financial statements and schedules as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Units

By this prospectus, we may offer debt securities, common stock, preferred stock, depositary shares, warrants and units. The specific terms of these securities will be provided in supplements to this prospectus. Our common stock is listed on the NASDAQ Global Market under the symbol “NGHC.”

You should read the risks discussed in “Risk Factors” on page 2 of this prospectus and in the applicable prospectus supplement, as well as the risks contained in or described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, before you invest in the securities being offered under this prospectus.

The securities may be sold directly to you or through agents, underwriters and/or dealers that we may select, in each case on a continuous or delayed basis. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in the related prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 12, 2015.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf registration” process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer any of the securities, we will prepare a prospectus supplement that will contain certain specific information about the terms of that offering and the securities being offered thereby. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Incorporation of Certain Information by Reference” in this prospectus in their entirety.

The registration statement that contains this prospectus, and the exhibits to the registration statement, contain additional information about us and the securities that we may offer under this prospectus. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. The registration statement and exhibits can be read at the SEC’s web site or at the SEC office mentioned under the heading “Where You Can Find More Information” in this prospectus.

We may include agreements as exhibits to the registration statement of which this prospectus forms a part. In reviewing such agreements, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures would not necessarily be reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors in our securities; and

•

were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement, are subject to more recent developments and therefore may no longer be accurate.

References in this prospectus to “we,” “us,” “our,” “the Company” or “National General” or other similar terms mean National General Holdings Corp. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

RISK FACTORS

Our business is subject to uncertainties and risks and an investment in the securities being offered under this prospectus involves risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other SEC filings before investing in these securities. We may include additional risks related to the securities being offered in the prospectus supplement relating to that offering. It is possible that our business, financial condition, liquidity, results of operations and prospects could be materially adversely affected by any of these risks.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are intended to be covered by the safe harbors created by The Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” “may,” “should,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion or incorporation by reference of such statements in this prospectus should not be considered as a representation by us or any other person that our objectives or plans or other matters described in any forward-looking statement will be achieved. These statements are based on current plans, estimates assumptions and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. Important factors that could cause actual results to differ materially from those in such forward-looking statements are set forth in Item 1A “Risk Factors” in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any applicable prospectus supplement offering our securities and include but are not limited to:

•	non-receipt of expected payments from insureds or reinsurers;

•	changes in interest rates;

•	a downgrade in the financial strength ratings of our insurance subsidiaries;

•	the effect of the performance of financial markets on our investment portfolio;

•	our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves;

•	estimates of the fair value of our life settlement contracts;

•	development of claims and the effect on loss reserves;

•	accuracy in projecting loss reserves;

•	the cost and availability of reinsurance coverage;

•	the effects of emerging claim and coverage issues;

•	changes in the demand for our products;

•	our degree of success in integrating of acquired businesses;

•	the effect of general economic conditions;

•	state and federal legislation, regulations and regulatory investigations into industry practices;

•	risks associated with conducting business outside the United States;

•	developments relating to existing agreements;

•	disruptions to our business relationships with Maiden Holdings, Ltd., AmTrust Financial Services, Inc., ACP Re Ltd. or third party agencies;

•	breaches in data security or other disruptions with our technology;

•	heightened competition;

•	changes in pricing environments; and

•	changes in asset valuations.

We caution that the foregoing list of important factors is not intended to be and is not exhaustive. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law, and all subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. If one or more risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we projected. Any forward-looking statements included or incorporated by reference in this prospectus reflect our current view with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth, strategy and liquidity. Readers are cautioned not to place undue reliance on the forward-looking statements which speak only as of the dates of the documents in which such statements were made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from our website at http://www.nationalgeneral.com. Our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.nationalgeneral.com or in print upon written request addressed to our Corporate Secretary, National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038. However, the information on our website does not constitute a part of, nor is it incorporated by reference in, this prospectus.

This prospectus forms part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including the exhibits thereto, on Form S-3 that may be obtained as described above. Statements contained in this prospectus or any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information which we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus.

We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

•	Current Reports on Form 8-K filed with the SEC on March 27, 2015 and May 8, 2015.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of the filing of the registration statement and, in the case of any particular offering of securities, until such offering of securities is terminated (other than information in such documents that is deemed not to be filed). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other SEC filings and such outdated or inconsistent information will no longer be regarded as part of this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following phone number or postal address:

Jeffrey Weissmann General Counsel and Secretary National General Holdings Corp. 59 Maiden Lane, 38th Floor

New York, New York 10038

(212) 380-9500

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement and any free writing prospectus we have prepared or authorized for use with respect to a particular offering of our securities under this prospectus. We have not authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, as the case may be, or that the information incorporated by reference herein and therein is accurate as of any date other than the date of the relevant report or other document in which such information is contained.

NATIONAL GENERAL HOLDINGS CORP.

We are a specialty personal lines insurance holding company. Through our subsidiaries, we provide a variety of insurance products, including personal and commercial automobile, supplemental health, homeowners and umbrella and other niche insurance products. We sell insurance products with a focus on underwriting profitability through a combination of our customized and predictive analytics and our technology driven low cost infrastructure.

Our automobile insurance products protect our customers against losses due to physical damage to their motor vehicles, bodily injury and liability to others for personal injury or property damage arising out of auto accidents. Our homeowners and umbrella insurance products protect our customers against losses to dwellings and contents from a variety of perils, as well as coverage for personal liability. We offer our property and casualty (“P&C”) insurance products through a network of approximately 19,000 independent agents, a number of affinity partners and through direct-response marketing programs. We have approximately one and a half million P&C policyholders.

We launched our accident and health (“A&H”) business in 2012 to provide accident and non-major medical health insurance products targeting our existing P&C policyholders and the anticipated emerging market of employed persons who are uninsured or underinsured. We market our and other carriers’ A&H insurance products through a multi-pronged distribution platform that includes a network of over 4,300 independent agents, direct-to-consumer marketing, wholesaling and worksite marketing.

We are licensed to operate in 50 states and the District of Columbia, but focus on underserved niche markets. Approximately 84% of our P&C premium written is originated in eleven core states: North Carolina, New York, California, Florida, New Jersey, Louisiana, Massachusetts, Connecticut, Texas, Virginia and Michigan. For the years ended December 31, 2014, 2013 and 2012, our gross premium written was $2,135 million, $1,339 million and $1,352 million, net premium written was $1,870 million, $679 million and $632 million and total consolidated revenues were $1,862 million, $932 million and $808 million, respectively.

Our company (formerly known as American Capital Acquisition Corporation) was formed in 2009 to acquire the private passenger auto business of the U.S. consumer property and casualty insurance segment of General Motors Acceptance Corporation (now known as Ally Financial), which operations date back to 1939. We acquired this business on March 1, 2010.

Our wholly owned subsidiaries include fifteen regulated domestic insurance companies, of which fourteen write primarily P&C insurance and one writes solely A&H insurance. Our insurance subsidiaries have been assigned an “A-” (Excellent) group rating by A.M. Best Company, Inc.

Our principal executive offices are located at 59 Maiden Lane, 38th Floor, New York, New York 10038, and our telephone number at that location is (212) 380-9500.

Our website address is http://www.nationalgeneral.com. Information contained in our website is not a part of, nor is it incorporated by reference in, this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The below table indicates our ratio of earnings to fixed charges for the three months ended March 31, 2015 and the years ended December 31, 2014, 2013, 2012, 2011 and 2010.

	Three Months Ended March 31,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010(2)
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)	5.48x	7.25x	12.91x	7.45x	8.01x	26.73x

(1)

The ratio of earnings to fixed charges and preferred stock dividends was computed by dividing earnings by fixed charges and preferred stock dividends. For this purpose, earnings consists of (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees, plus fixed charges, amortization of capitalized interest and distributed income of equity investees less (ii) capitalized interest and non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges and preferred stock dividends consist of interest expensed and capitalized, and amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest within rental expense and preferred stock dividends.

(2)	Inception (March 1, 2010) to December 31, 2010.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued in one or more series under an indenture by and between us and The Bank of New York Mellon, as trustee. References herein to the “Indenture” refer to such indenture and references to the “Trustee” refer to such trustee or any other trustee for any particular series of debt securities issued under the Indenture. The terms of the debt securities of any series will be those specified in or pursuant to the Indenture and in the applicable debt securities of that series and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description of selected provisions of the Indenture and the debt securities is not complete, and the description of selected terms of the debt securities of a particular series included in the applicable prospectus supplement also will not be complete. You should review the Indenture and the form of the applicable debt securities, which have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the Indenture or the form of the applicable debt securities, see “Where You Can Find More Information” in this prospectus. The following description of debt securities and the description of the debt securities of the particular series in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the Indenture and the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used but not defined in this section shall have the meanings assigned to those terms in the Indenture.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When the debt securities of a particular series are offered for sale, the specific terms of such debt securities will be described in the applicable prospectus supplement. If any particular terms of such debt securities described in a prospectus supplement differ from any of the terms of the debt securities generally described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The debt securities of each series will constitute our unsecured unsubordinated or subordinated obligations and will rank on a parity in right of payment with all of our other existing and future unsecured and unsubordinated or subordinated indebtedness, as the case may be. We may issue an unlimited principal amount of debt securities under the Indenture. The Indenture provides that debt securities of any series may be issued up to the aggregate principal amount which may be authorized from time to time by us. Please read the applicable prospectus supplement relating to the debt securities of the particular series being offered thereby for the specific terms of such debt securities, including, where applicable:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the date or dates on which we will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, used to determine such date or dates;

•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine such rate or rates;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•	the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine such date or dates;

•	the date or dates, if any, on which the interest on the debt securities of the series will be payable and the record dates for any such payment of interest;

•

the manner in which, or the person to whom, any interest on any bearer security of the series of debt securities will be payable, if different than upon presentation and surrender of the coupons relating to the bearer security;

•	the terms and conditions, if any, upon which we are required to, or may, at our option, redeem debt securities of the series;

•	the terms and conditions, if any, upon which we will be required to repurchase debt securities of the series at the option of the holders of debt securities of the series;

•	whether the debt securities of any series are senior or subordinated obligations;

•	the terms of any sinking fund or analogous provision;

•	the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;

•

the authorized denominations in which the series of debt securities will be issued, if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, in the case of registered securities, or denominations of $5,000, in the case of bearer securities;

•

the place or places where (1) amounts due on the debt securities of the series will be payable, (2) the debt securities of the series may be surrendered for registration of transfer and exchange and, if applicable, for exchange for other securities or property, and (3) notices or demands to or upon us in respect of the debt securities of the series or the Indenture may be served, if different than the corporate trust office of the Trustee;

•

if other than U.S. dollars, the currency or currencies in which purchases of, and payments on, the debt securities of the series must be made and the ability, if any, of us or the holders of debt securities of the series to elect for payments to be made in any other currency or currencies;

•

whether the amount of payments on the debt securities of the series may be determined with reference to an index, formula, or other method or methods (any of those debt securities being referred to as “Indexed Securities”) and the manner used to determine those amounts;

•	any addition to, modification, or deletion of, any covenant or Event of Default with respect to debt securities of the series;

•

whether the debt securities of the series will be issuable in registered or bearer form or both and whether any debt securities of the series will be issued in temporary or permanent global form and, if so, the identity of the depositary for the global debt securities; and

•	any other terms of debt securities of the series.

As used in this prospectus and any prospectus supplement relating to the offering of debt securities, references to the principal of and premium, if any, and interest, if any, on the debt securities of a series include additional amounts, if any, payable on the debt securities of such series in that context.

We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise specified in the applicable prospectus supplement, we may, without the consent of, or notice to, the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Other than to the extent provided with respect to the debt securities of a particular series and described in an applicable prospectus supplement, the Indenture does not contain any provisions that limit our ability to incur indebtedness or to substantially reduce or eliminate our consolidated assets, which may have an adverse effect on our ability to service our indebtedness (including the debt securities) or that would afford holders of the debt securities protection in the event of:

(1)	a highly leveraged or similar transaction involving us, our management, or any affiliate of any of those parties,

(2)	a change of control, or

(3)	a reorganization, restructuring, merger, or similar transaction involving us or our affiliates that may adversely affect the holders of our debt securities.

Registration, Transfer, Payment, and Paying Agent

Unless otherwise specified in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The Indenture, however, provides that we may also issue debt securities in bearer form only, or in both registered and bearer form. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws. The terms of the bearer securities of the particular series and the applicable procedures and limitations will be described in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, registered securities will be issued in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof, and bearer securities will be issued in denominations of $5,000.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for exchange for other securities or property, at an office or agency maintained by us in the Borough of Manhattan, the City of New York. However, we, at our option, may make payments of interest on any interest payment date on any registered security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States.

Any interest not punctually paid or duly provided for on any interest payment date with respect to the debt securities of any series will forthwith cease to be payable to the holders of those debt securities on the applicable regular record date and may either be paid to the persons in whose names those debt securities are registered at the close of business on a special record date for the payment of the interest not punctually paid or duly provided for to be fixed by the Trustee, notice whereof shall be given to the holders of those debt securities not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as completely described in the Indenture.

Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of those debt securities at the designated place or places. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the designated place or places if duly endorsed or accompanied by a written instrument of transfer. No service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any exchange of debt securities for other securities or property, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with certain of those transactions.

Unless otherwise specified in the applicable prospectus supplement, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

•

register the transfer of or exchange any registered security, or portion of any registered security, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	issue, register the transfer of or exchange a debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Book-Entry Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating thereto. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

We anticipate that global debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, New York, New York, and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities except in the limited circumstances described below.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices shall be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of direct participants in the debt securities in accordance with its procedures.

A beneficial owner of debt securities shall give notice to elect to have its debt securities repurchased or tendered, through its participant to the Trustee and shall effect delivery of such debt securities by causing the direct participant to transfer the participant’s interest in such debt securities, on DTC’s records, to the Trustee. The requirement for physical delivery of debt securities in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of such debt securities to the Trustee’s DTC account.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote such global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

Principal of and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except as described in this prospectus, owners of beneficial interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the Indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, owners of beneficial interests in a global debt security will not receive certificates representing their interests. However, if

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days of the notification or of our becoming aware of DTC’s ceasing to be so registered, as the case may be,

•	We determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

•

an Event of Default under the Indenture has occurred and is continuing with respect to the debt securities of any series and DTC wishes to exchange such global debt securities for definitive certificated debt securities,

We will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

We obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but neither we nor any applicable underwriters, agents or dealers take any responsibility for the accuracy of this information.

Redemption and Repurchase

The debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase by us at the option of the holders. The applicable prospectus supplement will describe the terms and conditions regarding any optional or mandatory redemption or option to repurchase the debt securities of the related series.

Exchange

The terms and conditions, if any, on which debt securities of any series are exchangeable for shares of our common stock or other securities or property will be set forth in the applicable prospectus supplement.

Certain Covenants

Any material covenants applicable to the debt securities of any series not described in this prospectus will be specified in the applicable prospectus supplement.

Merger, Consolidation, and Transfer of Assets

The Indenture provides that we may not, in any transaction or series of related transactions, consolidate or amalgamate with or merge into any other person or sell, assign, transfer, lease or otherwise convey all or substantially all of our assets to any other person unless:

•

either (1) we shall be the continuing person (in the case of a merger) or (2) the successor person (if other than us) formed by or resulting from the consolidation or amalgamation or merger or to which such sale, assignment, transfer, lease or other conveyance of all or substantially all of our properties and assets is made, shall be a corporation, partnership, association, limited liability company or other company and business trust, and such successor person shall expressly assume the due and punctual performance of all of our obligations under the Indenture and the debt securities outstanding thereunder;

•

immediately after giving effect to such transaction or transactions, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the Indenture, shall have occurred and be continuing; and

•	the Trustee shall have received an officer’s certificate and opinion of counsel from us to the effect that all conditions precedent have been satisfied.

Upon any consolidation or amalgamation by us with, or our merger into, any other person or any sale, assignment, transfer, lease, or conveyance of all or substantially all of our properties and assets to any person in accordance with the provisions of the Indenture described above, the successor person formed by the consolidation or amalgamation or into which we are merged or to which the sale, assignment, transfer, lease, or other conveyance is made shall succeed to, and be substituted for, us and may exercise every right and power of ours under the Indenture with the same effect as if such successor person had been named as us therein; and thereafter, except in the case of a lease, the predecessor person shall be released from all obligations and covenants under the Indenture and the debt securities issued under that Indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an Event of Default with respect to the debt securities of any series is defined in the Indenture as being:

(1)	failure to pay interest for 30 days after the date payment is due and payable on any debt security of that series;

(2)	failure to pay principal or premium, if any, on any debt security of that series when due, whether at maturity, upon any redemption or exercise of a repurchase right, or otherwise;

(3)	failure to make any sinking fund payment or payment under any analogous provision when due with respect to any debt security of that series;

(4)	failure to perform any other covenant for 60 days after notice of such default was provided;

(5)	specified events of bankruptcy, insolvency, or reorganization with respect to us or any of our Significant Subsidiaries; or

(6)	any other Event of Default established for the debt securities of that series.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. Events of Default with respect to our subordinated debt securities may be different than those with respect to our senior debt securities. The Trustee is required to give notice to holders of the debt securities of any series within 90 days after the Trustee has knowledge of a default relating to such debt securities, unless such default has been cured or waived; provided, however, that the Trustee may withhold such notice except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any, in respect of such debt securities or a default or in the delivery of securities or property upon exchange of such debt securities in accordance with their terms, if the Trustee, in good faith, determines it is in the best interest of such holders to do so.

If an Event of Default specified in clause (5) above occurs with respect to us and is continuing, then the principal of all the debt securities and accrued and unpaid interest, if any, thereon shall automatically become immediately due and payable. If any other Event of Default with respect to the debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding may declare the principal of, or such lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, thereon to be due and payable immediately. However, upon specified conditions, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding may rescind and annul any such acceleration and its consequences.

The Indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or Trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the debt securities of that series. Notwithstanding any other provision of the Indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on that debt security on the respective due dates for those payments and, in the case of any debt security which is exchangeable for other securities or property, to exchange that debt security in accordance with its terms, and to institute suit for the enforcement of those payments and any right to effect such exchange, and this right shall not be impaired without the consent of such holder.

Subject to the provisions of the Trust Indenture Act requiring the Trustee, during the continuance of an Event of Default under the Indenture, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the Trustee reasonable indemnity. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee, provided that the direction would not (a) conflict with any rule of law or with the Indenture or with any series of debt securities, (b) involve the Trustee in personal liability against which indemnity would not be satisfactory, and (c) be unduly prejudicial to the rights of any other holders of the debt securities (or any other series), and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Within 120 days after the close of each fiscal year, we must deliver to the Trustee an officers’ certificate stating whether or not each certifying officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

Modification, Waivers, and Meetings

The Indenture permits us and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the Indenture and affected by a modification or amendment (voting as separate classes), to modify or amend any of the provisions of the Indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of the applicable series under the Indenture. However, without obtaining the consent of the holder of each outstanding debt security affected thereby, no modification or amendment shall, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any debt securities,

•	reduce the principal of or any premium on any debt securities or reduce the rate (or modify the calculation of such rate) of interest on or the redemption or repurchase price of any debt securities,

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon acceleration of the maturity of any debt security,

•	adversely affect any right of repayment or repurchase at the option of any holder,

•	change any place where or the currency in which any debt securities are payable,

•	adversely affect the right, if any, of holders to exchange any debt securities for other securities or property in accordance with their terms,

•

impair the holder’s right to institute suit to enforce the payment of any debt securities on or after their stated maturity or redemption date, as the case may be, or the right to exchange any debt securities in accordance with their terms,

•

reduce the percentage of the outstanding debt securities of any series whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of such Indenture or specified defaults under the Indenture and their consequences, or

•	reduce the requirements for a quorum or voting at a meeting of holders of the applicable debt securities.

The Indenture also contains provisions permitting us and the Trustee, without the consent of the holders of any debt securities, to modify or amend the Indenture, among other things:

•	to add to the Events of Default or covenants in a manner that benefits the holders of all or any series of debt securities issued under the Indenture;

•	to provide for security of debt securities of any series or add guarantees;

•	to add to or change any provisions of the Indenture to facilitate the issuance of bearer securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•

to cure any ambiguity or correct or supplement any provision in the Indenture which may be defective or inconsistent with other provisions in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, or to make any change necessary to comply with any requirement of the SEC in connection with the Indenture under the Trust Indenture Act, in each case which shall not adversely affect the interests of the holders of any series of debt securities;

•

to amend or supplement any provision contained in the Indenture, provided that the amendment or supplement does not apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision; or

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to conform the terms of the Indenture or the debt securities to the description thereof contained in any prospectus or other offering document or memorandum relating to the offer and sale of those debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some of the restrictive provisions of the Indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture with respect to the debt securities of that series and its consequences, except a default (i) in the payment of the principal of, or premium, if any, or interest, if any, on the debt securities of that series, (ii) in the delivery of securities or property upon the exchange of any debt securities of that series in accordance with their terms, or (iii) in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

The Indenture contains provisions for convening meetings of the holders of a series of debt securities. A meeting may be called at any time by the Trustee, and also, upon our request, or the request of holders of at least 10% in aggregate principal amount of the outstanding debt securities of a series. Notice of a meeting must be given in accordance with the provisions of the Indenture. Except for any consent or waiver which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding debt securities of that series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given or taken by the holders of a specified percentage, other than a majority, in aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in aggregate principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series and the related coupons, if any.

Satisfaction and Discharge; Defeasance

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the Trustee for cancellation all outstanding debt securities of a particular series or by depositing with the Trustee or delivering to the holders, as applicable, after debt securities of a particular series have become due and payable, whether at the maturity date or otherwise, cash sufficient to pay all of the outstanding debt securities of that series and paying all other sums payable under the Indenture by us. Such discharge is subject to the other terms contained in the Indenture, including the requirement that we provide an officers’ certificate and opinion of counsel to the Trustee that all of the conditions precedent to the satisfaction and discharge have been satisfied.

Covenant Defeasance and Discharge

Additionally, at our option, either (a) we shall be deemed to have been “Discharged” from our obligations with respect to the outstanding debt securities of a particular series or (b) we shall cease to be under any obligation to comply with certain covenants in the Indenture and, if applicable, other covenants as may be specified in the applicable prospectus supplement at any time after the applicable conditions set forth below have been satisfied:

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we shall have deposited irrevocably with the Trustee (i) money in an amount, or (ii) U.S. government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient (in the opinion of a nationally recognized registered public accounting firm) to pay and discharge each installment of and premium, if any, and interest on, the outstanding debt securities of the applicable series on the dates such installments of interest or principal and premium are due;

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no Event of Default or default which with notice or lapse of time or both would become an Event of Default with respect to debt securities of the applicable series shall have occurred and be continuing on the date of such deposit; and, in the case of debt securities being discharged, no Event of Default arising from specified events of bankruptcy, insolvency, or reorganization with respect to us or any of our Significant Subsidiaries or default which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing during the period ending on the 91st day after the date of such deposit; and

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we shall have delivered to the Trustee an opinion of counsel to the effect that holders of debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of our option as described in this paragraph and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such action had not been exercised and, in the case of debt securities being discharged, accompanied by a ruling to that effect received from or published by the Internal Revenue Service.

As used in “— Covenant Defeasance and Discharge”, “Discharged” means that we shall be deemed to have paid and discharged the applicable debt securities and to have satisfied all the obligations under the Indenture, except (a) the rights of holders of the debt securities to receive, from the trust fund, payment of the principal of and premium, if any, and interest on such debt securities when such payments are due, (b) certain of our obligations with respect to transfer and exchange of the debt securities and (c) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture.

The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting discharge or covenant defeasance with respect to the debt securities of a particular series.

Concerning the Trustee

The Indenture provides that there may be more than one Trustee under the Indenture, each with respect to one or more series of debt securities. If there are different Trustees for different series of debt securities, each Trustee will be a Trustee separate and apart from any other Trustee under the Indenture. Unless otherwise indicated in any applicable prospectus supplement, any action permitted to be taken by a Trustee may be taken by such Trustee only with respect to the one or more series of debt securities for which it is the Trustee under the Indenture. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the Trustee with respect to that series at an office designated by the trustee in the Borough of Manhattan, the City of New York.

Under the Trust Indenture Act, the Indenture is deemed to contain limitations on the right of the Trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee may engage in other transactions with us. If it acquires any conflicting interest relating to any of its duties with respect to the debt securities, however, it must eliminate the conflict or resign as Trustee.

The Bank of New York Mellon is the Trustee under the Indenture.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of our common stock that we may issue separately, upon exchange of a debt security, upon conversion of preferred stock, upon exercise of an equity warrant or in connection with a unit. The description set forth below of our common stock is only a summary. You should also refer to our second amended and restated certificate of incorporation (the “Certificate of Incorporation”), our amended and restated bylaws (the “Bylaws”) and Delaware law. See “Where You Can Find More Information” for information on how to obtain a copy of our Certificate of Incorporation and Bylaws.

Our Certificate of Incorporation authorizes the issuance of 150,000,000 shares of common stock, $0.01 par value per share, of which, at June 9, 2015, 93,631,551 shares were issued and outstanding.

Our common stock is listed on the NASDAQ Global Market under the symbol “NGHC.”

Voting Power

The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders.

The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the voting power of our common stock voted can elect all of the directors then standing for election.

Dividend

Holders of shares of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or debt securities. As described below in “Description of Preferred Stock,” holders of our 7.50% Non-Cumulative Preferred Stock, Series A, and 7.50% Non-Cumulative Preferred Stock, Series B, will be entitled to receive dividends in preference to and in priority over dividends on common stock and dividends on any future series of preferred stock may be cumulative or non-cumulative as determined by our board of directors.

Preemptive or Other Rights

Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of our outstanding 7.50% Non-Cumulative Preferred Stock, Series A, and 7.50% Non-Cumulative Preferred Stock, Series B, and the holders of shares of any series of preferred stock which we may designate in the future.

Certain Anti-Takeover Effects of Provisions of Our Bylaws and Delaware Law

Special Meetings of Stockholders

Our Bylaws generally provide that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or by resolution of the board of directors. Stockholders are not permitted to call a special meeting or require our board of directors to call a special meeting. At any special meeting of our stockholders, only such business will be conducted as has been specified in the notice of meeting given by or at the direction of our board of directors or otherwise properly brought before the special meeting by or at the direction of our board of directors.

No Cumulative Voting

The Delaware General Corporation Law (the “DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the meeting. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice, including the stockholder’s ownership of the Company, synthetic equity transactions engaged in by the stockholder related to the Company, any proxies or voting agreements pursuant to which such stockholder has a right to vote shares of the Company, any stock borrowing agreements entered into by the stockholder related to the Company, any performance related fees the stockholder is entitled to based on changes in the value of the stock of the Company and any other information that would be required to be made in connection with a solicitation of proxies by such stockholder pursuant to Section 14(a) of the Exchange Act. Our Bylaws also require that such stockholder provide information concerning each item of business proposed by the stockholder and individuals nominated for election as a director, as applicable. Failure to timely comply with these provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Stockholder-Initiated Bylaw Amendments

Our Bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least a majority of the voting power of all the then outstanding shares of our common stock. Additionally, our Bylaws may be amended, altered or repealed by the board of directors by a majority vote.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for future issuances without stockholder approval and can be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of such corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or subsequent to such time, the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Limitation of Liability and Indemnification Matters

As permitted by the DGCL, our Certificate of Incorporation includes provisions that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under Delaware law.

Our Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law, and we may advance expenses to our directors, officers and employees in connection with a legal proceeding, subject to limited exceptions. As permitted by the DGCL, our Certificate of Incorporation provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions; and

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we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

In addition, we expect to enter into indemnification agreements with each of our executive officers and directors pursuant to which each executive officer and director will be indemnified as described above (or furnished contribution by us if indemnification is unavailable) and will be advanced costs and expenses subject to delivery of an undertaking to repay any advanced amounts if it is ultimately determined that such executive officer or director is not entitled to indemnification for such costs and expenses.

Forum

Our Bylaws provide that, subject to certain exceptions, unless we consent in writing to an alternative forum, a state or federal court located in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. The bylaw further provides that any person or entity purchasing or otherwise acquiring an interest in our shares of capital stock is deemed to have notice of and consented to the foregoing. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, it may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees.

Transfer Agent

Our registrar and transfer agent for the shares is American Stock Transfer & Trust Company.

Insurance Regulations Concerning Change of Control

State insurance holding company laws require prior approval by the respective state insurance departments of any change of control of an insurer. “Control” is generally defined as the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the company, whether through the ownership of voting securities, by contract or otherwise. Control is generally presumed to exist through the direct or indirect ownership of 10% or more of the voting securities of a domestic insurance company or any entity that controls a domestic insurance company. In addition, two of our insurance subsidiaries are currently deemed to be commercially domiciled in Florida and, as such, are subject to regulation by the Florida Office of Insurance Regulation (“OIR”). Florida insurance law prohibits any person from acquiring 5% or more of our outstanding voting securities or those of any of our insurance subsidiaries without the prior approval of the Florida OIR. Any purchase of our shares that would result in the purchaser owning more than 10% of our voting securities will be presumed to result in the acquisition of control of our insurance subsidiaries and require prior regulatory approval.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock that we may issue separately, upon exchange of a debt security, upon exercise of an equity warrant or in connection with a depositary share or unit. The applicable prospectus supplement will describe the specific terms, or modify the general terms, of any preferred stock offered through that prospectus supplement and any special federal income tax consequences of those preferred stock. We will file a certificate of amendment to our Certificate of Incorporation that contains the terms of each series of preferred stock. This certificate will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions, including any dividend, redemption, liquidation, sinking fund and conversion rights. The description set forth below is not complete and is subject to any certificate of amendment to our Certificate of Incorporation fixing the preferences, limitations and relative rights of a particular series of preferred stock. You should refer to these certificates for specific information on the preferred stock. See “Where You Can Find More Information” for information on how to obtain copies of certificates of amendment to our Certificate of Incorporation.

General

Our Certificate of Incorporation authorizes, subject to any limitations prescribed by law, the issuance of 10,000,000 preferred stock, $0.01 par value per share, in one or more series without shareholder approval. As of June 9, 2015, 2,200,000 shares of our 7.50% Non-Cumulative Preferred Stock, Series A, and 165,000 shares of our 7.50% Non-Cumulative Preferred Stock, Series B, were issued and outstanding.

Each such series of preferred stock will have the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by the board of directors. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays and uncertainties associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting shares. Our board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings for the issuance of preferred stock and our board of directors has no present intention to issue any preferred stock.

The preferred stock will be, when issued, fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of preferred stock and, in all cases, will be senior to our common stock.

Dividend Rights

Unless otherwise set forth in the applicable prospectus supplement, holders of our preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, cash dividends at the rates and on the dates as set forth in the applicable prospectus supplement. Holders of our preferred stock will be entitled to receive dividends in preference to and in priority over dividends on common stock and may be cumulative or non-cumulative as determined by our board of directors. We will generally be able to pay dividends and distribute assets to holders of our preferred stock only if we have satisfied our obligations on our debt that is then due and payable.

If the applicable prospectus supplement so provides, as long as any preferred stock is outstanding, no dividends will be declared or paid or any distributions will be made on our common stock unless the accrued dividends on each series of preferred stock have been declared and paid.

Each series of preferred stock will be entitled to dividends as described in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.

Liquidation Preference

Upon our dissolution, liquidation or “winding up”, the holders of each series of preferred stock will be entitled to receive out of our assets, whether from capital, surplus or earnings, and before any distribution of any assets is made on common stock, the amount per share fixed by the board of directors for that series of preferred stock, as reflected in the applicable prospectus supplement, plus unpaid dividends, if any, to the date fixed for distribution. Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will be entitled to no further participation in any distribution made in conjunction with any dissolution, liquidation or “winding up.”

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption in connection with a sinking fund. The terms, times, redemption prices and types of consideration of the redemption will be set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the number of shares of the series that we will redeem in each year commencing after a specified date, at a specified redemption price per share, together with an amount equal to any accrued and unpaid dividends to the date of redemption.

If, after giving notice of redemption to the holders of a series of preferred stock, we deposit with a designated bank funds sufficient to redeem the series of preferred stock, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right, if applicable, to convert the preferred stock into our common stock or other securities prior to the date fixed for redemption.

Except as indicated in the applicable prospectus supplement, the preferred stock is not subject to any mandatory redemption at the option of the holder.

Sinking Fund

The applicable prospectus supplement for any series of preferred stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

Conversion and Exchange

The applicable prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of common stock or, if applicable, other securities.

Voting Rights

Under ordinary circumstances, the holders of preferred stock have no voting rights except as required by law. The applicable prospectus supplement may provide voting rights for holders of our preferred stock.

Transfer Agent and Registrar

We will select the transfer agent, registrar and dividend disbursement agent for a series of preferred stock, and each one will be described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of our preferred stock have the right to vote on any matter.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer depositary shares representing fractional interests in preferred stock. In this case, we will provide for the issuance by a depositary of depositary receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit preferred stock underlying the depositary shares under a deposit agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the deposit agreement.

The deposit agreement will contain terms applicable to the holders of our depositary shares in addition to the terms stated in the depositary receipts. Each holder of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in the applicable prospectus supplement.

The following description of the depositary shares does not purport to be complete and is subject to, and qualified in its entirety by, the deposit agreement and the depositary receipt relating to the preferred stock that is attached to the deposit agreement. You should read these documents as they, and not this description, define your rights as a holder of depositary shares. Forms of these documents have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the holders of our depositary shares in proportion to the number of depositary shares that they own on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to, and treat it as part of, the next sum received by the depositary for distribution to holders of our depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the holders of our depositary shares in proportion, insofar as possible, to the number of depositary shares owned by them, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange and Redemption

If the preferred stock underlying the depositary shares may be converted or exchanged, each holder of depositary receipts will have the right or obligation, as applicable, to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem preferred stock held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preferred stock. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the underlying preferred stock. The depositary will mail notice of redemption to the holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the underlying preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares to be redeemed by lot, proportionate allocation or any other method.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the holders of the depositary shares. Each holder of depositary shares on the record date may instruct the depositary on how to vote the preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of preferred stock underlying the depositary shares according to the instructions. The depositary will abstain from voting preferred stock to the extent it does not receive specific instructions from the holders of our depositary shares representing such preferred stock. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Record Date

Whenever (1) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the underlying preferred stock, or (2) the depositary shall receive notice of any meeting at which holders of the underlying preferred stock are entitled to vote or of which holders of the underlying preferred stock are entitled to notice, or of the mandatory conversion of or any election on our part to call for the redemption of any of the underlying preferred stock, the depositary shall in each such instance fix a record date (which shall be the same as the record date for the underlying preferred stock) for the determination of the holders (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the deposit agreement.

Amendments

We and the depositary may agree to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (b) otherwise prejudices any substantial existing right of holders of our depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of our depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may, at our option, direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of our depositary shares at least 30 days prior to termination. In addition, a deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the underlying preferred stock to the holders of the related depositary shares.

The depositary may likewise terminate the deposit agreement if at any time 60 days shall have expired after the depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue (1) to collect dividends on the underlying preferred stock and any other distributions with respect thereto and (2) to deliver the underlying preferred stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered. At any time after the expiration of two years from the date of termination, the depositary may sell any underlying preferred stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of our depositary receipts which have not been surrendered.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of our depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering written notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of our depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our Certificate of Incorporation to furnish to the holders of the preferred stock. The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the deposit agreement. The depositary will not be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of our depositary shares requesting the depository to do so furnish it with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants we may issue for the purchase of securities that may be offered under this prospectus. We may issue warrants independently or together with other securities offered by any prospectus supplement and may attach warrants to those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement relating to the particular issue of the warrants. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of certificates evidencing warrants or beneficial owners of warrants.

The following describes certain general terms and provisions of warrants we may offer. We will set forth further terms of the warrants and the applicable warrant agreement in the applicable prospectus supplement.

Warrants

The applicable prospectus supplement relating to a particular issue of warrants to issue preferred stock, depositary shares, common stock or other securities will describe the terms of those warrants, including the following, if applicable:

•	the title of the warrants;

•	offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount or number of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our securities, the holder will not have any rights as a holder of the applicable underlying securities by virtue of ownership of warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the offered securities in four ways: (i) to or through underwriters; (ii) to or through dealers; (iii) through agents and (iv) directly or through our subsidiaries to purchasers. If we sell the offered securities directly or through our subsidiaries to purchasers, we will only do so if our employees and other associated persons acting on our behalf in connection with the sale of the offered securities are not deemed to be “brokers” under the Exchange Act or otherwise qualify for the exemption under Rule 3a4-1 of the Exchange Act or any similar rule or regulation as the SEC may adopt and which shall be in effect at the time.

We may distribute the offered securities from time to time in one or more transactions at (i) a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such market prices or (iv) at negotiated prices.

If underwriters are used in the offering of the offered securities, the names of the managing underwriter or underwriters and any other underwriters and certain terms of the offering, including compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement. Only underwriters named in the applicable prospectus supplement will be deemed to be underwriters in connection with the offered securities described in that prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of those securities under circumstances entitling that firm to a dealer’s commission. It is anticipated that any underwriting agreement pertaining to any offered securities will (i) entitle the underwriters to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which the underwriters may be required to make in respect thereof, (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent and (iii) provide that the underwriters generally will be obligated to purchase all of the offered securities if any are purchased.

We also may sell the offered securities to a dealer as principal. If we sell the offered securities to a dealer as a principal, then the dealer may resell those securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

The offered securities also may be offered through agents we may designate from time to time. The applicable prospectus supplement will contain the name of any such agent and the terms of its agency. Unless otherwise indicated in the prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of the offered securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of such securities, if so described in the prospectus supplement.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described in the prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect of those liabilities.

The debt securities, preferred stock, depositary shares, warrants and units, when first issued, will have no established trading market. Any underwriters or agents to or through whom offered securities are sold by us for public offering and sale may make a market in such offered securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities. The applicable prospectus supplement will set forth whether or not underwriters or agents may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of debt securities offered thereby at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

Offers to purchase the offered securities may be solicited directly by us or through our subsidiaries and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

We may offer our securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters and dealers may participate in any at-the-market offerings.

LEGAL MATTERS

The legality of the securities will be passed upon for us by Sidley Austin LLP, New York, New York. The legality of the securities for any underwriters, dealers or agents will be passed upon by counsel as may be specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedules incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

7,000,000 Depositary Shares

Each Representing 1/40th of a Share of

7.50% Non-Cumulative Preferred Stock, Series C

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley

UBS Investment Bank

Keefe, Bruyette & Woods

                           A Stifel Company

Co-Managers

RBC Capital Markets

JMP Securities

June 29, 2016